UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )
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TOLL BROTHERS, INC.
(Name of Registrant as Specified In Its Charter)
 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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TOLL BROTHERS, INC.
250 Gibraltar Road
Horsham, Pennsylvania 19044
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on Tuesday, March 10, 2015

The 2015 Annual Meeting of Stockholders (the “Meeting”) of Toll Brothers, Inc. (the “Company”) will be held on Tuesday, March 10, 2015 at 12:00 noon EDT, at the offices of the Company, 250 Gibraltar Road, Horsham, Pennsylvania 19044, for the following purposes:

1.
To elect the ten directors nominated by the Board of Directors of the Company (the “Board” or "Board of Directors") and named in the proxy statement to hold office until the 2016 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.

2.	To ratify, in a non-binding vote, the re-appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2015 fiscal year.

3.	To approve, in an advisory and non-binding vote, the compensation of the Company’s named executive officers as disclosed in the proxy statement.

4.	To approve the Toll Brothers, Inc. Senior Officer Bonus Plan.

5.	To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.
The Board has fixed the close of business on January 15, 2015 as the record date for the Meeting (the "Record Date"). Only stockholders of record at that time are entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof.
The enclosed proxy card is solicited by the Board. Reference is made to the attached proxy statement for further information with respect to the business to be transacted at the Meeting. This proxy statement, our annual report, and the enclosed proxy card are first being sent to stockholders on or about February 9, 2015. The Board urges you to sign, date, and return the enclosed proxy card promptly, although you are cordially invited to attend the Meeting in person. The return of the enclosed proxy card will not affect your right to vote in person if you do attend the Meeting.
Please note the admission policy and procedures regarding attendance at the Meeting, which are set forth on the next page.
By Order of the Board of Directors,
MICHAEL I. SNYDER
Secretary
January 30, 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
SHAREHOLDER MEETING TO BE HELD ON MARCH 10, 2015
The proxy statement and 2014 Annual Report of Toll Brothers, Inc. are available at:
https://materials.proxyvote.com/889478
ANNUAL MEETING INFORMATION
The Meeting will be held at the Company’s offices at 250 Gibraltar Road, Horsham, Pennsylvania 19044 and will begin promptly at 12:00 noon EDT. Directions to the Meeting are available under “Directions” at www.tollcareercenter.com. You must present a valid photo identification to be admitted to the Meeting. Cameras (including cellular phones or personal digital assistants, or “PDAs”, with photographic capabilities), recording devices and other electronic devices, and the use of cellular phones or PDAs, will not be permitted at the Meeting. Representatives will be at the entrance to the Meeting, and these representatives will have the authority, on the Company’s behalf, to determine whether the admission policy and procedures have been followed and whether you will be granted admission to the Meeting.
Attendance at the Meeting is limited to stockholders, who may own shares directly in their names (“record holders”), or in “street name” by banks, brokerages, or other intermediaries (“beneficial holders”). In addition to photo identification, you must present evidence of ownership as of the Record Date, such as a letter from the bank, broker, or other intermediary confirming ownership, or the relevant portion of a bank or brokerage firm account statement. If you are the authorized representative of an entity that is a beneficial holder, you must present a letter from the entity certifying the beneficial ownership of the entity and your status as an authorized representative.

FOR RECORD HOLDERS:	FOR BENEFICIAL HOLDERS:
If you plan to vote by proxy but attend the Meeting in person

1. Indicate your votes on your proxy card;

2. Mark the box on your proxy card indicating your intention to attend;

3. Return the proxy card to the address indicated therein; and

4. Follow all admissions policies set forth above.

If you plan to vote by proxy but attend the Meeting in person:

1. Indicate your votes on the voting instruction card;

2. Mark the box on the voting instruction card indicating your intention to attend;

3. Return the card to the address indicated therein; and

4. Follow all admissions policies set forth above.

If you plan to attend and vote at the Meeting:

1. Bring your proxy card with you to the Meeting;

2. Send written notice* of your intention to attend
       the Meeting to the Company's headquarters by February 27, 2015 to the attention of
       Michael I. Snyder, Secretary; and

3. Follow all admissions policies set forth above.

If you plan to attend and vote at the Meeting:

1. Contact your bank or broker to obtain a written
       legal proxy form in order to vote your shares at the Meeting; failure to obtain a legal proxy form from your bank or broker will prevent you from voting
       your shares at the Meeting;

2. Send written notice* of your intention to attend
       the Meeting to the Company's headquarters by
       February 27, 2015 to the attention of
       Michael I. Snyder, Secretary; and

3.    Follow all admissions policies set forth above.

*
Written notice should include: (1) your name, complete mailing address and phone number, (2) if you are a beneficial holder, evidence of your ownership, and (3) if you are a beneficial holder who is not a natural person and will be naming a representative to attend on your behalf, the name, complete mailing address and phone number of that individual. If you do not provide the requested information by February 27, 2015, please be prepared to show it at the entrance to the Meeting in order to gain admission. Failure to provide such information either in advance or at the Meeting may result in non-admission to the Meeting.

TOLL BROTHERS, INC.
PROXY STATEMENT
Annual Meeting of Stockholders
Wednesday, March 10, 2015
PROXY SUMMARY
Highlights of certain information in this proxy statement are provided below. Please review the complete proxy statement and 2014 annual report for Toll Brothers, Inc. (the “Company,” “we,” “us” or “our”) before you vote.
2014 Performance Highlights
In determining fiscal 2014 compensation for our named executive officers ("NEOs"), the Executive Compensation Committee of our Board of Directors (the "Compensation Committee") recognized that fiscal 2014 was a year of significant progress in growing our revenues and profits. Among other things, the Compensation Committee considered the Company's performance in the following areas for the fiscal year ended October 31, 2014:

•
Revenues: Our revenues in fiscal 2014 of $3.91 billion and home building deliveries of 5,397 units rose 46% in dollars and 29% in units compared to fiscal 2013 and were the highest for any fiscal year since fiscal 2007.

•
Income: Our pre-tax income improved to $504.6 million in fiscal 2014, compared to pre-tax income of $267.7 million in fiscal 2013. We reported net income of $340.0 million, or $1.84 per share diluted, compared to net income of $170.6 million in fiscal 2013, or $0.97 per share diluted.

•	Gross Margin: Our gross margin for fiscal 2014 was 21.2%, compared to 20.2% for fiscal 2013.

•	Contracts. Our net contracts signed in fiscal 2014 of $3.90 billion rose 7% compared to fiscal 2013 and were the highest for any fiscal year since fiscal 2006.

•	Backlog: Our fiscal year end 2014 backlog was $2.72 billion, up 3% compared to fiscal 2013 and was the highest for any fiscal year since 2007.

•	Selling, General and Administrative Expenses (“SG&A”): Our SG&A as a percentage of revenue improved to 11.1% compared to 12.7% for fiscal 2013.

•	Operating Margin: Our operating margin improved to 10.2% for fiscal 2014 from 7.5% for fiscal 2013.

•	Joint Venture and Other Income: In fiscal 2014, we produced $107.3 million in pre-tax income from our joint ventures, ancillary operations, and other sources, compared to $66.6 million in fiscal 2013.
The Compensation Committee recognized management’s efforts in achieving the performance outcomes set forth above. Our “Compensation Discussion and Analysis” is on pages 25 to 40, the “Compensation Committee Report” is on page 41, and our Summary Compensation Table and the other compensation tables and narrative discussion are on pages 42 to 51.
Meeting Agenda Items
Proposal One—Election of Directors. We are asking stockholders to elect ten directors, each of whom is standing for re-election to hold office until the 2016 Annual Meeting of Stockholders and until his or her respective successor has been duly elected and qualified. All directors attended over 75% or more of the meetings of the Board and Board Committees on which they served.
Set forth below is certain summary information concerning our director nominees. For more information regarding the experience and qualifications of our directors, see “Proposal One—Election of Directors” on page 6.

Name	Age	Director Since	Principal Occupation	Independent

Robert I. Toll	74	1986	Executive Chairman of the Board of Directors, Toll Brothers, Inc.
Bruce E. Toll	71	1986	Vice Chairman of the Board of Directors, Toll Brothers, Inc. Principal, BET Investments
Douglas C. Yearley, Jr.	54	2010	Chief Executive Officer, Toll Brothers, Inc.
Robert S. Blank	74	1986	Co-Chairman & Co-CEO, Whitney Communications Company Senior Partner, Whitcom Partners	✓
Edward G. Boehne	74	2000	Retired President, Federal Reserve Bank of Philadelphia	✓
Richard J. Braemer	73	1986	Senior Counsel, Ballard Spahr LLP	✓
Christine N. Garvey	69	2009	Retired Global Head of Corporate Real Estate Services, Deutsche Bank AG	✓
Carl B. Marbach	73	1991	President, Greater Marbach Airlines, Inc.	✓
Stephen A. Novick	74	2003	Senior Advisor, The Andrea and Charles Bronfman Philanthropies	✓
Paul E. Shapiro	73	1993	Chairman, Q Capital Holdings LLC	✓
The Board of Directors recommends that you vote “FOR” all Nominees
Proposal Two—Ratification of the Re-Appointment of Independent Registered Public Accounting Firm. We are asking stockholders to ratify, in a non-binding vote, the re-appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm (“independent auditors”) for the fiscal year ending October 31, 2015. As part of its oversight of the Company’s relationship with our independent auditors, the Audit and Risk Committee reviews annually our independent auditors’ qualifications, performance, and independence. Based on the results of this review, the Audit and Risk Committee re-appointed Ernst & Young LLP to serve as the Company’s independent auditors for fiscal 2015.
For more information regarding our engagement of Ernst & Young LLP including the fees earned for services rendered by Ernst & Young in fiscal 2014, see “Proposal Two—Ratification of the Re-Appointment of Independent Registered Public Accounting Firm” on page 10.
The Board of Directors recommends that you vote “FOR” Proposal Two
Proposal Three—Advisory and Non-Binding Vote on Executive Compensation (Say on Pay). As described on page 11 under “Proposal Three—Advisory and Non-Binding Vote on Executive Compensation (Say on Pay),” we are asking stockholders to approve, on an advisory basis, the compensation of our NEOs. We hold this advisory vote on an annual basis.
The Board of Directors recommends that you vote “FOR” Proposal Three
Proposal Four—Approval of the Toll Brothers, Inc. Senior Bonus Plan. We are asking stockholders to approve the Toll Brothers, Inc. Senior Officer Bonus Plan (the "Senior Officer Plan") to provide a tax-deductible bonus program for those officers designated as participants in the Senior Officer Plan by the Compensation Committee. If approved by stockholders, the Senior Officer Plan will continue to be the method of awarding tax-deductible bonus compensation to our executive officers. If the Senior Officer Plan is not approved by stockholders, we would not be able to deduct cash incentive compensation payments after fiscal 2014 to any of our “covered employees” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") to the extent that such amounts, together with other compensation that does not qualify as performance-based compensation for purposes of Section 162(m), exceeds $1 million.
For more information regarding the Senior Officer Plan, see “Proposal Four—Approval of the Toll Brothers, Inc. Senior Officer Bonus Plan” on pages 12 to 20.
The Board of Directors recommends that you vote “FOR” Proposal Four

GENERAL INFORMATION
This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Toll Brothers, Inc., a Delaware corporation, for use at the Meeting, which will be held on the date, at the time and place, and for the purposes set forth in the foregoing notice, and any adjournment or postponement thereof. The Board does not intend to bring any matter before the Meeting except as specifically indicated in the notice and does not know of anyone else who intends to do so; however, if any other matters properly come before the Meeting, Messrs. Robert I. Toll and Douglas C. Yearley, Jr., or either of them, will vote or otherwise act thereon in accordance with his or their judgment on such matters, acting as proxies for stockholders who have returned an executed proxy to us.
If the enclosed proxy card is properly executed and returned to and received by us prior to voting at the Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. If the enclosed proxy card is properly executed, returned, and received by us prior to voting at the Meeting without specific instructions, Messrs. Robert I. Toll and Douglas C. Yearley, Jr., or either of them, acting as your proxies, will vote your shares “FOR” all nominees under Proposal One and “FOR” each of the other proposals. Any proxy card may be revoked at any time before its exercise by notifying the Secretary of the Company in writing, by delivering a duly executed proxy card bearing a later date, or by attending the Meeting and voting in person.
VOTING SECURITIES AND BENEFICIAL OWNERSHIP
The Record Date fixed by our Board for the determination of stockholders entitled to notice of and to vote at the Meeting is January 15, 2015. At the close of business on the Record Date, there were 175,465,694 shares of our common stock outstanding and eligible to vote at the Meeting. We have no other class of voting securities outstanding. At the Meeting, stockholders will be entitled to one vote for each share of common stock owned at the close of business on the Record Date.
The presence at the Meeting, in person or by proxy, of persons entitled to cast the votes of a majority of such outstanding shares of common stock will constitute a quorum for the proposals expected to be voted on at the Meeting. Abstentions and broker non-votes represented by submitted proxies will be included in the calculation of the number of the shares present at the Meeting for the purposes of determining a quorum. “Broker non-votes” are shares held of record by a broker that are not voted on a matter because the broker has not received voting instructions from the beneficial owner of the shares and lacks the authority to vote the shares in its discretion.
Under the New York Stock Exchange (“NYSE”) rules, your brokerage firm or other nominee may not vote your shares with respect to Proposals One, Three, or Four without specific instructions from you as to how to vote, because each of these proposals is not considered a “routine” matter under the NYSE rules. Proposal Two is considered a “routine” matter and therefore brokerage firms and nominees that are members of the NYSE are permitted to vote their customers’ shares if the customers have not furnished voting instructions prior to the Meeting. To elect directors and adopt the other proposals, the following votes are required under our governing documents and Delaware law:

Effect of Broker Non-Votes and Abstentions/Withhold Votes
Proposal		Vote Required	Broker Discretionary Voting Allowed	Broker Non- Votes	Abstentions/ Withhold Votes

1.	Election of Directors	Plurality of the votes cast	No	No effect	No effect
2.	Ratification of Independent Auditors	Majority of votes cast	Yes	Not applicable	No effect
3.	Advisory Vote to Approve Executive Compensation	Majority of votes cast	No	No effect	No effect
4.	Approval of the Toll Brothers, Inc. Senior Officer Bonus Plan	Majority of votes cast	No	No effect	Against

Security Ownership of Principal Stockholders and Management
The following table sets forth beneficial ownership, as of the Record Date, of our common stock by: (1) each person known to us to be the beneficial owner of more than 5% of our common stock; (2) each of our directors (which includes nominees for director) and NEOs; and (3) all of our directors and executive officers as a group. To the best of our knowledge, each of the persons named in the table below as beneficially owning the shares set forth therein has sole voting power and sole investment power with respect to such shares, unless otherwise indicated.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Common Stock

BlackRock, Inc. (2)	14,993,902	8.55%
40 East 52nd Street New York, New York 10022
Goldman Sachs Asset Management (3)	12,040,221	6.86%
200 West Street, New York, NY 10282
The Vanguard Group (4)	9,487,538	5.41%
100 Vanguard Blvd. Malvern, PA 19355
Robert I. Toll (5)	12,864,599	7.25%
250 Gibraltar Road Horsham, Pennsylvania 19044
Bruce E. Toll (6)	3,776,437	2.15%
Robert S. Blank	121,849	*
Edward G. Boehne	164,632	*
Richard J. Braemer	269,440	*
Christine N. Garvey	64,833	*
Carl B. Marbach (7)	239,092	*
Stephen A. Novick	127,882	*
Paul E. Shapiro	250,530	*
Douglas C. Yearley, Jr.	683,883	*
Richard T. Hartman	200,075	*
Martin P. Connor	120,836	*
All directors and executive officers as a group (12 persons) (1)(8)	18,884,088	10.54%

*    Less than 1%

(1)
Shares issuable pursuant to restricted stock units (“RSUs”) and options exercisable within 60 days after the Record Date are deemed to be beneficially owned. Accordingly, the information presented above includes the following numbers of shares of common stock underlying RSUs and options held by the following individuals, and all directors and executive officers as a group: Mr. Robert I. Toll, 1,868,237 shares; Mr. Bruce E. Toll, 112,210 shares; Mr. Blank, 120,057 shares; Mr. Boehne, 127,482 shares; Mr. Braemer, 112,210 shares; Ms. Garvey, 64,633 shares; Mr. Marbach, 126,906 shares; Mr. Novick, 126,482 shares; Mr. Shapiro, 122,732 shares; Mr. Yearley, 596,574 shares; Mr. Hartman, 173,160 shares; Mr. Connor, 116,726 shares; and all directors and executive officers as a group, 3,667,409 shares.

(2)
BlackRock, Inc. (“BlackRock”) filed a Schedule 13G/A on January 22, 2015 which states that BlackRock has sole voting power with respect to 14,040,880 shares and sole dispositive power with respect to 14,993,902 shares. According to the Schedule 13G/A filed by BlackRock, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares, and no one person’s interest in our common stock was more than 5% of the total outstanding common stock, as of the date the Schedule 13G/A was filed.

(3)
Goldman Sachs Asset Management L.P. and GS Investment Strategies, LLC ("GSAM") filed a Schedule 13G on February 13, 2014 which states that GSAM has shared voting power with respect to 11,966,167 shares and shared dispositive power with respect to 12,040,221 shares. According to the Schedule 13G filed by GSAM, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares, and no one person’s interest in our common stock was more than 5% of the total outstanding common stock, as of the date the Schedule 13G was filed.

(4)
The Vanguard Group ("Vanguard") filed a Schedule 13G on February 12, 2014, which states that Vanguard has sole dispositive power with respect to 9,360,344 shares, sole voting power with respect to 147,294 shares, and shared dispositive power with respect to 127,194 shares. According to the Schedule 13G filed by Vanguard, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares, and no one person’s interest in our common stock was more than 5% of the total outstanding common stock, as of the date the Schedule 13G was filed.

(5)
Amount includes 133,155 shares held by trusts for Mr. Robert I. Toll’s children and grandchildren, of which Mrs. Jane Toll, Mr. Robert I. Toll’s spouse, is a trustee with voting and dispositive power and as to which he disclaims beneficial ownership. Amount includes 4,950,316 shares pledged to financial institutions to secure personal obligations of Mr. Robert I. Toll.

(6)	Amount includes 3,192,932 shares pledged to financial institutions to secure obligations of The Bruce E. Toll Revocable Trust (of which Mr. Bruce E. Toll is the sole trustee).

(7)
Amount includes an aggregate of 9,400 shares beneficially owned by individual retirement accounts (“IRAs”) for the benefit of Mr. Marbach and his wife. Mr. Marbach disclaims beneficial ownership of the 4,700 shares held by his wife’s IRA.

(8)
The Board of Directors, after reviewing the functions of all of our officers, both in terms of designated functions and functions actually performed, has determined that only Messrs. Robert I. Toll, Douglas C. Yearley, Richard T. Hartman and Martin P. Connor are deemed to be executive officers of the Company for purposes of Item 403 of Regulation S-K of the Securities Exchange Commission ("SEC").

PROPOSAL ONE—ELECTION OF DIRECTORS
Board Membership Criteria
The Nominating and Corporate Governance Committee of the Board of Directors (the "Governance Committee") identifies individuals qualified to become members of the Board of Directors consistent with criteria approved by the Board of Directors. The Governance Committee, in selecting, or in recommending the selection of, nominees for directors, considers applicable statutory, regulatory, case law, and NYSE requirements, including when appropriate those applicable to membership on the Audit and Risk Committee and the Executive Compensation Committee, as well as other criteria it deems appropriate.
The Governance Committee requires that, at a minimum, candidates possess a background that includes a strong education, extensive business experience, and the requisite reputation, character, integrity, skills, judgment, and temperament, which, in the view of the Governance Committee, have prepared them for dealing with the multi-faceted financial, business, governance, and other issues that confront a Board of Directors of a corporation with the size, complexity, reputation, and success of the Company. Although the Governance Committee does not have a formal policy regarding diversity, it values diversity of viewpoints, background, and experience in considering candidates for Board membership.
Board Composition
The Governance Committee assesses annually the composition of the Board, including a review of Board size, the skills and qualifications represented on the Board, and director tenure. The findings of the Governance Committee's annual review of Board composition are reported to and discussed with the full Board. Based on its evaluation, the Governance Committee may recommend an increase or decrease in the size of the Board or changes in the composition of the Board so as to best reflect the objectives and needs of the Company and the desired skill sets of the directors. Similarly, the Governance Committee may establish processes for developing candidates for Board membership and conducting searches for Board candidates.
In its review of the skills and qualifications of each director, the Governance Committee considers the characteristics that the Committee believes should be represented on the Board as a whole. The Governance Committee also reviews the composition of the Board, as well as the skills and qualifications represented on the boards of the Company's peer group.
As part of this annual review of Board composition, the Governance Committee reviewed director tenure during fiscal 2014, which included a comparison of director tenure to the Company's peer group. In advance of this review, the Chair of the Governance Committee conducted individual meetings with the independent directors to discuss each director's evaluation of the Board and determine his or her future plans that may assist the Committee in its consideration of the issue of director succession.
Our Lead Independent Director (who is the Chair of the Governance Committee) also leads the annual Board self-evaluation procedure to review the Board's effectiveness and to identify any opportunities for improvement. As part of this process, the Lead Independent Director receives feedback from each director regarding Board and committee composition, Board practices, Board accountability, and director standards of conduct. The Lead Independent Director leads the discussion with the Board to review this information and to identify any areas for improvement.
The Board believes that, through this annual review of Board composition and nomination process, coupled with its annual self-evaluation procedure, the Board will continue to evolve to meet the needs of the Company.
Our Director Nominees
The Board currently consists of ten directors. Each current director is standing for re-election to hold office until the 2016 Annual Meeting of Stockholders and until his or her respective successor has been duly elected and qualified. Each nominee has indicated a willingness to continue to serve as a director. Should a nominee become unavailable to accept election as a director, the persons named in the enclosed proxy will vote the shares that such proxy represents for the election of such other person as the Board may nominate on the recommendation of the Governance Committee. See page 2 for certain information regarding our director nominees.

Director Qualifications
The Governance Committee has reviewed the business experience and qualifications of each director nominee and has concluded that the directors possess business experience in the areas set forth below. The Governance Committee believes that the directors' business experience in these areas brings value to the Board and to the Company in light of our business strategy, structure, and direction.
This business experience, coupled with our directors' knowledge and understanding of the Company's operations, governance, personnel, and business ethic gained by them over time, have led the Governance Committee and the Board of Directors to the conclusion that each director provides the Company with unique perspective, insight, and skills that enable him or her to provide strong guidance and leadership during all phases of the cycle of the real estate market and in times of management transition, and, therefore, that each should serve as a director of the Company.
The table below summarizes certain key qualifications and skills of each director nominee that were relevant to the decision to nominate him or her to serve on the Board. The lack of a mark does not mean the director does not possess that qualification or skill; rather, a mark indicates a specific area of focus or expertise on which the Board relies most heavily. Each director's biography below describes his or her qualifications and relevant experience in more detail.
Skills and Qualifications of our Board of Directors

Name	Leadership	Industry	Operating	Accounting and Financial	Business Development and Marketing	Corporate Governance and Law	Other Board Experience

Robert I. Toll	✓	✓	✓		✓	✓	✓
Bruce E. Toll	✓	✓	✓	✓	✓		✓
Douglas C. Yearley, Jr.	✓	✓	✓		✓	✓
Robert S. Blank	✓			✓	✓	✓	✓
Edward G. Boehne	✓			✓	✓	✓	✓
Richard J. Braemer	✓	✓		✓	✓	✓	✓
Christine N. Garvey	✓	✓	✓	✓		✓	✓
Carl B. Marbach	✓		✓	✓	✓
Stephen A. Novick	✓				✓	✓	✓
Paul E. Shapiro	✓		✓	✓	✓	✓	✓
In addition to the skills and qualifications referenced above, we include below other information about the backgrounds and experience of our director nominees, including specific qualifications, experience, skills, and expertise considered by the Governance Committee as relevant to each of the nominee's candidacy as a director.
Robert I. Toll, with his brother Bruce E. Toll, founded our predecessor’s operations in 1967. He has been a member of our Board since our inception in May 1986. He served as our Chief Executive Officer and Chairman of the Board from our inception until June 2010 when he assumed the new position of Executive Chairman of the Board. He brings to the Board his dynamic entrepreneurial and leadership experience as a founder, Chairman of the Board, Chief Executive Officer and, currently, Executive Chairman of the Company, which has established the Company as the country’s leading luxury homebuilder.
Bruce E. Toll, with his brother Robert I. Toll, founded our predecessor’s operations in 1967. He been a member of our Board since our inception in May 1986 and served as our Chief Operating Officer until May 1998 and our President until November 1998. He is a member of the Public Debt and Equity Securities Committee. He is the founder and Principal of BET Investments, a commercial real estate company, and the owner of several automobile dealerships. From June 2006 through August 2009, he was the Chairman of Philadelphia Media Holdings, L.L.C., the parent company of the Philadelphia Inquirer and the Philadelphia Daily News, and from December 2007 through February 2009, he served on the board of directors of Fifth Street Finance Corp., a company that lends to and invests in small and mid-sized companies. He brings to the Board his knowledge and experience as a co-founder of the Company and his service in various executive, director and advisory positions with the Company since its formation in 1986; his ownership of several significant businesses has provided him with extensive managerial and leadership experience in the real estate industry and other fields, and his service on various public company boards of directors has been of added value to our Board.
Douglas C. Yearley, Jr. has been a member of our Board since June 2010. He joined us in 1990, specializing in land acquisitions from financial institutions. He has been an officer since 1994, holding the position of Senior Vice President from January 2002 until November 2005, and the position of Regional President from November 2005 until November 2009, when he was promoted to Executive Vice President. Since June 2010, he has been our Chief Executive Officer. Prior to joining us, Mr. Yearley practiced law in New Jersey as a commercial litigator. He brings to the Board a deep understanding of our industry and our business as a result of the significant operational roles in which he has served over the 24 years he has been with the Company, his managerial and leadership experience, and his legal background.
Robert S. Blank has been a member of our Board since September 1986. He is a member of the Nominating and Corporate Governance Committee and the Public Debt and Equity Securities Committee. Since 2003, Mr. Blank has been Co-Chairman and Co-Chief Executive Officer of Whitney Communication Company (“WCC”) and Senior Partner of Whitcom Partners. Whitcom Partners and its two partners individually make investments in public and non-public companies. Mr. Blank brings to the Board the skills and experience gained in his executive leadership roles in a major company in the communications industry, as well as in the investment field.
Edward G. Boehne has been a member of our Board since July 2000 and our Lead Independent Director since March 2011. He is the Chair of the Nominating and Corporate Governance Committee and a member of the Audit and Risk Committee. From 1981 until his retirement in May 2000, Mr. Boehne was the President of the Federal Reserve Bank of Philadelphia. Mr. Boehne is a member of the board of directors of Beneficial Bancorp, Inc. and its subsidiary, Beneficial Bank, Penn Mutual Life Insurance Co. and AAA Mid-Atlantic, Inc. (including the related holding company, AAA Club Partners). Mr. Boehne is also a member of the board of directors of, and Senior Economic Advisor to, the Haverford Trust Company. He brings to the Board his reputation and accomplishments as a leader and expert in the Federal bank regulatory field, as well as his current service in various board and advisory positions with high profile companies in the banking and insurance industries.
Richard J. Braemer has been a member of our Board since September 1986. He is the Chair of the Public Debt and Equity Securities Committee. He is senior counsel at the law firm of Ballard Spahr LLP, where he was a partner from 1994 through 2008. Mr. Braemer is a director, Chairman of the Compensation Committee and past Chairman of the Board of Directors of the Albert Einstein Healthcare Network, a Philadelphia-based, non-profit healthcare network. In addition to his professional skills as an attorney practicing primarily in the field of mergers and acquisitions, including real estate transactions, he brings to our Board the experience gained both as a former board member and audit committee chair of a public company and as an advisor to boards, board committees and independent directors of publicly and privately held corporations.
Christine N. Garvey has been a member of our Board since September 2009. She is a member of the Audit and Risk Committee. She was the Global Head of Corporate Real Estate Services at Deutsche Bank AG from 2001 to 2004. Prior to that, she served as Vice President of Worldwide Real Estate and Workplace Resources at Cisco Systems, Inc. and as Group Executive Vice President at Bank of America. She is also a member of the board of directors of HCP, Inc. She has served as a member of the board of ProLogis since September 2005, when Catellus Development Corporation, of which she had been a member of the board since 1995, merged into a subsidiary of ProLogis. Ms. Garvey served on the board of directors of Hilton Hotels Corporation through October 2007. She brings to the Board her extensive knowledge of and background in real estate and banking and her experience in executive leadership positions and board memberships with various public entities in the national real estate market.
Carl B. Marbach has been a member of our Board since December 1991. He is the Chair of the Executive Compensation Committee and a member of the Audit and Risk Committee and the Public Debt and Equity Securities Committee. Since January 2004, Mr. Marbach has been President of Greater Marbach Airlines, Inc., a company that provides aviation and consulting services. From January 1995 to January 2004, Mr. Marbach was President of Internetwork Publishing Corp., an electronic publisher, which he founded. He brings to the Board his expertise in the field of information technology, as well as his entrepreneurial experiences in building businesses in that and other industries.

Stephen A. Novick has been a member of our Board since January 2003. He is a member of the Executive Compensation Committee and the Nominating and Corporate Governance Committee. Mr. Novick serves as Senior Advisor to The Andrea and Charles Bronfman Philanthropies, a private family foundation. Until December 2006, Mr. Novick was a consultant to Grey Global Group, a marketing communications company. From 1990 until his retirement in December 2004, Mr. Novick was Chief Creative Officer-Worldwide, and from April 2000 to December 2004 was Vice Chairman, of Grey Global Group. Mr. Novick is also a member of the board of directors of Ark Restaurant Corp. In addition to the experience gained in his roles in the corporate and non-profit sectors, he brings to our Board his creative skills, leadership and expertise in the field of marketing communications.
Paul E. Shapiro has been a member of our Board since December 1993. He is the Chair of the Audit and Risk Committee and a member of the Executive Compensation Committee. Since June 2004, Mr. Shapiro has been Chairman of the Board of Q Capital Holdings LLC, and he is Chairman of the Board of its two operating companies that are in the life settlement business. From January 2004 to June 2004, Mr. Shapiro was Senior Vice President of MacAndrews & Forbes Holdings, Inc., a private holding company of operating businesses. From June 2001 to December 2003, Mr. Shapiro was Executive Vice President and Chief Administrative Officer of Revlon Inc. Prior thereto, Mr. Shapiro practiced corporate and securities law as a managing shareholder of the Palm Beach County office of Greenberg Traurig LLP (which acquired Shapiro and Bregman, a firm he co-founded) and was a partner in Wolf, Block, Schorr and Solis-Cohen. He brings to the Board his extensive business experience in executive positions with various nationally known companies, which he has served in a wide variety of capacities that have drawn upon his legal and entrepreneurial skills, including those in the areas of corporate governance and the regulatory corporate environment.
Required Vote
Director nominees are elected by a plurality of the votes cast at the Meeting.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL NOMINEES.

PROPOSAL TWO—RATIFICATION OF THE RE-APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
As part of its oversight of the Company’s relationship with our independent auditors, the Audit and Risk Committee (the "Audit Committee") reviews annually our independent auditors’ qualifications, performance, and independence. Based on the results of this review, the Audit Committee re-appointed Ernst & Young LLP to serve as the Company’s independent auditors for the fiscal year ending October 31, 2015. Ratification is being sought at the Meeting in a non-binding vote of stockholders. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of Ernst & Young LLP to our shareholders for ratification because we value our stockholders' views on the Company’s independent auditors. If our stockholders fail to ratify the selection, it will be considered notice to the Board and Audit Committee to consider the selection of a different firm.
Representatives of Ernst & Young LLP are expected to be present at the Meeting, will be afforded the opportunity to make a statement if they desire, and are expected to be available to respond to appropriate questions. We have been advised by Ernst & Young LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in us or our subsidiaries.
Audit and Non-Audit Fees
The following table sets forth the fees earned for services rendered by Ernst & Young LLP for professional services for the fiscal years ended October 31, 2014 and 2013:

	2014	2013

Audit Fees (1)	$1,313,831	$1,298,645
Audit-Related Fees (2)	40,485	31,995
Tax Fees (3)	40,000	23,398
All Other Fees	—	—
	$1,394,316	$1,354,038

(1)
“Audit Fees” include fees billed for (a) the audit of Toll Brothers, Inc. and its consolidated subsidiaries, (b) the audit of the Company’s internal control over financial reporting, (c) the review of quarterly financial information, and (d) the issuance of consents and comfort letters to underwriters in various filings with the SEC.

(2)
“Audit-Related Fees” include fees billed for audits of a certain joint venture in which we have an interest, workpaper review of an acquired entity, and fees for the use of the independent auditors’ technical accounting research tool.

(3)	“Tax Fees” include fees billed for consulting on tax planning matters and tax compliance matters.
The Audit Committee meets and agrees upon the annual audit fee directly with our independent auditors. The Audit Committee also establishes pre-approved limits for which our management may engage our independent auditors for specified services. Any work that exceeds these pre-approved limits in a quarter requires the advance approval of the Audit Committee. Each quarter the Audit Committee reviews the matters worked on by the independent auditors during the previous quarter and establishes any pre-approved limits for the current quarter. All fees and services for fiscal 2014 were approved by the Audit Committee. The Audit Committee also reviewed and approved the compatibility of non-audit services, including tax services, with Ernst & Young LLP’s independence. The Audit Committee reviewed the services provided by Ernst & Young LLP and approved the fees paid to Ernst & Young LLP for all services for fiscal 2014.
Required Vote
To be approved, this proposal must receive an affirmative majority of the votes cast on the proposal at the Meeting.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL TWO.

PROPOSAL THREE—ADVISORY AND NON-BINDING VOTE
ON EXECUTIVE COMPENSATION (SAY ON PAY)
Our stockholders voted in 2011, in a non-binding vote, in favor of the submission of the Company’s compensation of its NEOs annually to our stockholders on a non-binding basis, and our Board has adopted that approach. In accordance with this outcome of that stockholder vote and regulations under Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are including in this proxy statement a separate resolution, subject to a non-binding stockholder vote, to approve the compensation of our NEOs as disclosed in this proxy statement. In considering their vote, we encourage stockholders to carefully review our compensation policies and decisions regarding our NEOs as presented in the “Compensation Discussion and Analysis” and the tabular (and accompanying narrative) disclosure on pages 25 to 51.
Our Compensation Committee has developed and maintained a compensation program that is intended to reward performance and encourage actions that drive success in our short- and long-term business strategy.
Our executive compensation program received the support of 98%, 99%, 98%, and 99% of our stockholders who voted at our Annual Meeting of Stockholders in 2014, 2013, 2012, and 2011, respectively. In determining fiscal 2014 compensation for our NEOs, as described in the “Compensation Discussion and Analysis” starting on page 25, the Compensation Committee recognized that fiscal 2014 was a year of significant progress in growing our revenues and profits. The Compensation Committee paid particular attention to the notable areas of our performance and our management’s achievements in fiscal 2014 set forth under “Compensation Discussion and Analysis—2014 Company Performance” on pages 25 to 26.
Accordingly, we are asking our stockholders to approve, in a non-binding vote, the following resolution in respect of this Proposal Three:
“RESOLVED, that the stockholders approve, in a non-binding vote, the compensation paid to the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis” beginning on page 25 of the proxy statement and the related compensation tables and narrative discussion.
Required Vote
To be approved, this proposal must receive an affirmative majority of the votes cast on the proposal at the Meeting.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL THREE.

PROPOSAL FOUR—APPROVAL OF THE TOLL BROTHERS, INC.
SENIOR OFFICER BONUS PLAN
The Board of Directors has adopted, upon the recommendation of the Compensation Committee and subject to stockholder approval, the Toll Brothers, Inc. Senior Officer Bonus Plan (“Senior Officer Plan”) to provide a tax-deductible bonus program for those officers designated as participants in the Senior Officer Plan by the Compensation Committee. If approved by stockholders, the Senior Officer Plan will be the method of awarding tax-deductible bonus compensation to our executive officers. If the Senior Officer Plan is not approved by stockholders, we would not be able to deduct cash incentive compensation payments after fiscal 2014 to any of our “covered employees” under Section 162(m) of the Code to the extent that such amounts, together with other compensation that does not qualify as performance-based compensation for purposes of Section 162(m), exceeds $1 million.
Background
The Board of Directors believes that our executive officers should be compensated through a mix of salary, cash incentive bonus awards, long-term incentive compensation, and retirement benefits, and that this compensation should be tax-deductible by us to the largest extent practicable. The Board of Directors and the Compensation Committee developed the Senior Officer Plan to be sufficiently flexible to allow the Compensation Committee to make awards in appropriate amounts and with appropriate performance periods and performance goals to whichever existing, new or recently promoted executive or other officers the Compensation Committee designates as plan participants. The Board of Directors and the Compensation Committee believe the Senior Officer Plan will enable us to attract, retain, motivate, and reward the exceptional level of leadership to which we and our stockholders have become accustomed.
The Senior Officer Plan permits the Compensation Committee to award up to $8.5 million per year to each participant. The Compensation Committee has never awarded this maximum amount, but has used its discretion to award amounts that are significantly less than this maximum. Since the adoption of the Senior Officer Plan in fiscal 2010, the Committee has consistently granted cash incentive bonus awards that were less than the maximum allowable, and has never awarded an annual cash bonus of more than $2.3 million to any individual participant under the Senior Officer Plan.
Tax Deductibility
The Senior Officer Plan is being presented to stockholders for approval in order to preserve the tax deductibility of cash incentive bonus awards to executive officers under Section 162(m) (“Section 162(m)”) of the Code. Section 162(m) generally limits to $1 million per year the deductibility, for Federal income tax purposes, of cash compensation to "covered employees," which means any individual who, as of the end of the year, is the principal executive officer of a public company or one of the other three most highly compensated executive officers (other than the principal financial officer). This limitation does not apply to compensation that is deemed to be “qualified performance-based” within the meaning of Section 162(m). Therefore, if compensation qualifies as “qualified performance-based” for purposes of Section 162(m), we will be permitted to deduct it for federal income tax purposes.
The provisions of Section 162(m) require, among other things, that the material terms of compensation plans such as our Senior Officer Plan must be approved by a company’s stockholders every five years in order for compensation awarded under such plan to qualify as “qualified performance-based.” The material terms of the Senior Officer Plan were last approved by stockholders in 2010, and, accordingly, the Senior Officer Plan will need to be approved by stockholders in 2015 in order for bonuses to continue to qualify as “qualified performance-based compensation” under Section 162(m).
Material Provisions of Senior Officer Plan
The following is a brief summary of the material provisions of the Senior Officer Plan. Because it is only a summary, it may not contain all of the information about the Senior Officer Plan that may be important to you and is qualified in its entirety by the full text of the Senior Officer Plan set forth in Annex A.
1. Participants.  The participants in the Senior Officer Plan are those officers designated as participants by the Compensation Committee for a given Performance Period (as defined in the Senior Officer Plan and described below). If the Senior Officer Plan is approved by stockholders, the Compensation Committee has designated that there will be four participants for fiscal 2015, who will be our current executive officers: Robert I. Toll, Douglas C. Yearley, Jr., Richard T. Hartman, and Martin P. Connor.

2. Effective Date; Term.  Subject to the approval of our stockholders, the Senior Officer Plan will be effective for our fiscal year ending October 31, 2010, and subsequent years unless and until terminated by the Board of Directors.
3. Performance Periods.  The Compensation Committee has the discretion to establish Performance Periods for Awards (in each case, as defined in the Senior Officer Plan and described below) under the Senior Officer Plan. Performance Periods may be equal to one of our full fiscal years, or may be longer or shorter than a full fiscal year. Multiple Awards may be granted to any participant.
4. Awards.  Awards are payable to participants in the Senior Officer Plan based on the achievement of one or more pre-established performance goals. For each Award established under the Senior Officer Plan, prior to or within the first 90 days of the relevant Performance Period (or, if the Performance Period is shorter than a full year, within the first 25% of the Performance Period), in accordance with the requirements of Section 162(m), the Compensation Committee will establish one or more performance goals with respect to such Performance Period and an objective formula or method for computing the amount of the Award payable to each participant if the specified performance goals are achieved.
The performance goals established by the Compensation Committee will be based upon objective business criteria that take into account one or more of the following for the Company as a whole or any of its subsidiaries, operating divisions or other operating units: share price, market share, gross revenue, net revenue, net income, pre-tax income, pre-tax pre-bonus income, operating income, cash flow, earnings per share, debt ratings, debt-to-capital ratio, generation of cash, issuance of new debt, establishment of new credit facilities, retirement of debt, return on equity, return on assets, return on capital, return on revenues, attraction of new capital, gross homebuilding margin, net margin, pre-tax margin, total shareholder return, acquisition or disposition of assets, acquisition or disposition of companies, creation of new performance and compensation criteria for key personnel, recruiting and retaining key personnel, customer satisfaction, employee morale, acquisition or disposition of other entities or businesses, acquisition or disposition of assets, hiring of strategic personnel, development and implementation of Company policies, strategies and initiatives, creation of new joint ventures, new contracts signed, increasing the Company’s public visibility and corporate reputation, development of corporate brand name, overhead cost reductions, unit deliveries, savings, productivity, or any combination of or variations on the preceding business criteria.
At or after the end of each Performance Period, the Compensation Committee will determine whether and to what extent the performance goals have been achieved and will calculate the amount of the Award to be paid to each participant, if any, based upon the levels of achievement of the relevant performance goals and the objective formula or method established with respect to such Performance Period. The establishment of performance goals and the granting of Awards under the Senior Officer Plan will, in all cases, be implemented in a manner that is consistent with the requirements of Section 162(m) and the Treasury Regulations promulgated thereunder.
5. Cap on Awards.  Section 162(m) requires that the maximum potential Award amount payable under the Senior Officer Plan be disclosed to, and approved by, our stockholders, in order for any Award, regardless of its amount, to be tax-deductible by us. In order to ensure tax deductibility of all Awards under the Senior Officer Plan, the Compensation Committee has established that no Award payable under the Senior Officer Plan can exceed $8.5 million (the “Award Cap”), and in no event will the maximum aggregate amount payable to any participant with respect to Awards that have Performance Periods that end in the same fiscal year exceed two times the Award Cap, regardless of the number of Awards that would otherwise be payable in that fiscal year (the “Annual Payment Cap”). Awards that are limited pursuant to the Annual Payment Cap may not be carried over and paid during a subsequent fiscal year. The Compensation Committee will have no discretion to increase the amount of any Awards beyond the Award Cap or the Annual Payment Cap, as applicable, but may, in its sole discretion, reduce the amount of an Award to any lesser amount, or set the Awards at any lesser amount, including as low as $0, based on such facts and circumstances as it deems relevant.
6. Payment of Awards.  Awards under the Senior Officer Plan may be paid in cash, equity, or a combination of the two. The equity portion of any Award under the Senior Officer Plan may be paid in shares of restricted stock, shares of unrestricted stock, or restricted or unrestricted stock units, all of which will be issued from the Toll Brothers, Inc. Stock Incentive Plan for Employees (2014) or a successor plan. To the extent an Award is settled with equity, such equity will be valued as of the end of the Performance Period for the Award.
7. Amendment and Termination of the Senior Officer Plan.  The Senior Officer Plan may be terminated or revoked by action of the Compensation Committee or the Board of Directors at any time. The Senior Officer Plan may be amended from time to time by the Compensation Committee, provided that no amendment may be made to the class of individuals who are eligible to participate in the Senior Officer Plan, the business criteria specified in the

Senior Officer Plan, or the maximum amount payable under the Senior Officer Plan without disclosure to and approval by our stockholders, unless stockholder approval is not required in order for the Award paid under the Senior Officer Plan to a covered employee (as defined in Section 162(m)) to constitute qualified performance-based compensation under Section 162(m). The Senior Officer Plan may be amended by the Compensation Committee as it deems appropriate in order to comply with the provisions of Section 162(m).
New Plan Benefits
The amount of any Award to a participant in the Senior Officer Plan depends on the performance goals established for an Award for such participant by the Compensation Committee, the determination as to whether such performance goals were met, our overall performance as a company, the participant’s individual performance, and the discretion of the Compensation Committee. The actual amount that will be received under the Senior Officer Plan (assuming stockholder approval of the Senior Officer Plan) for Awards that have already been established by the Compensation Committee is not currently determinable. The table below discloses, based on the assumptions contained in footnotes 1 and 2 thereto: (a) what each NEO for fiscal 2014 could potentially have received if the Senior Officer Plan, and the Awards made thereunder, had been in effect for fiscal 2014, and (b) what all of our current executive officers as a group could potentially have received if the Senior Officer Plan, and the Awards made thereunder, had been in effect for fiscal 2014, in each case assuming that the Senior Officer Plan is approved by stockholders.
New Plan Benefits—Toll Brothers, Inc. Senior Officer Bonus Plan

Name and Position

Robert I. Toll, Executive Chairman	(1)
Douglas C. Yearley, Jr., Chief Executive Officer	(1)
Richard T. Hartman, President and Chief Operating Officer	(1)
Martin P. Connor, Chief Financial Officer	(1)
Current Executive Officers as a Group	(2)
Non-Executive Director Group	(3)
Non-Executive Officer Employee Group	(3)

(1)
For the Awards already established by the Compensation Committee under the Senior Officer Plan, assuming stockholder approval of the Senior Officer Plan and assuming the same actual performance as in fiscal 2014, the Compensation Committee would have the ability to award up to the Award Cap of $8.5 million to each participant; however, the Compensation Committee has never awarded the maximum allowable amount to these participants under the existing Senior Officer Plan and has consistently awarded amounts that are far less than the maximum permissible. For example, in fiscal 2014, the Compensation Committee could have awarded up to $8.5 million to each of the NEOs under the terms of the Senior Officer Plan; however, the Compensation Committee, in its discretion, awarded bonuses of $1,500,000, $2,300,000, $800,000, and $800,000 to each of Mr. Robert I. Toll, Mr. Yearley, Mr. Hartman, and Mr. Connor, respectively, for fiscal 2014.

(2)
There are four current executive officers who are currently eligible for the Senior Officer Plan in fiscal 2015: Mr. Robert I Toll, Mr. Yearley, Mr. Hartman, and Mr. Connor. If each executive officer was awarded the maximum potential Award, assuming the same actual performance as in fiscal 2014, the aggregate amount paid to such executive officers as a group could equal four times the Award Cap. However, as noted above, the Compensation Committee has never awarded the maximum allowable amount payable under the Senior Officer Plan and has consistently awarded amounts that are far less than the maximum permissible.

(3)	There are no non-executive directors or non-executive officer employees who are participants in the Senior Officer Plan.
Required Vote
To be approved, this proposal must receive an affirmative majority of the votes cast on the proposal at the Meeting. If the Senior Officer Plan is not approved by stockholders, we would not be able to deduct cash incentive compensation payments after fiscal 2014 to any of our “covered employees” under Section 162(m) to the extent that such amounts, together with other compensation that does not qualify as performance-based compensation for purposes of Section 162(m), exceeds $1 million.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL FOUR.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of October 31, 2014 with respect to compensation plans (including individual compensation arrangements) under which the Company’s equity securities are authorized for issuance. There are no plans that have not been approved by stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))

	(a)	(b)	(c)
	(In thousands)		(In thousands)
Equity compensation plans approved by security holders	10,647	$25.9396	8,821
Equity compensation plans not approved by security holders	—		—
Total	10,647	$25.9396	8,821

(1)
Amount includes 9,358,000 shares and 1,289,000 shares of stock options and RSUs, respectively, outstanding as of October 31, 2014. The amount of performance-based RSUs, which is included in the RSU amount, reflects the maximum number of shares that could be issued under the fiscal 2014 award as further described under "Performance-Based RSUs" on page 36.

(2)	The weighted-average exercise price does not take into account the 1,289,000 shares of RSUs outstanding as of October 31, 2014.

CORPORATE GOVERNANCE
We are committed to operate within a comprehensive plan of corporate governance for the purpose of defining independence, assigning Board committee responsibilities, setting high standards of professional and personal conduct, and assuring compliance with such responsibilities and standards. The Board and the Governance Committee regularly monitor developments in the area of corporate governance to ensure that our corporate governance practices continue to evolve as appropriate.
Corporate Governance Guidelines and Practices
The Board has adopted Corporate Governance Guidelines, which describe the Board’s views on a number of governance topics. The guidelines are posted on, and can be obtained free of charge from, our website at www.tollbrothers.com under “Investor Relations: Corporate Governance.”
Leadership Structure
In connection with the appointments of Mr. Douglas C. Yearley, Jr. as CEO and Mr. Robert I. Toll as Executive Chairman of the Board, each effective June 16, 2010, the Board separated the roles of Chairman and Chief Executive Officer. As our CEO, Mr. Yearley is responsible for our day-to-day operations and for formulating and executing our long-term strategies in collaboration with Mr. Robert I. Toll, Executive Chairman of the Board, and the Board. As Executive Chairman of the Board, Mr. Robert I. Toll continues to play a significant role and is actively involved in our business by chairing the Board, acting as advisor to the executive officers, and regularly engaging in the review of land transactions and in planning our long-term business strategy, particularly with respect to product and geographic expansion.
In the Board’s view, an appropriate leadership structure depends on the opportunities and challenges facing a company at a given time. The Board believes that the current leadership structure is appropriate for us at this time as it enables us and the Board to continue to benefit from Mr. Robert I. Toll’s vast experience, skills, expertise, and knowledge of the Company and the home building industry.
In fiscal 2011, the Board designated Edward G. Boehne as the Lead Independent Director of the Board of Directors until his successor is duly designated and qualified. The Lead Independent Director helps ensure that there is an appropriate balance between management and the independent directors, and that the independent directors are fully informed and able to discuss and debate the issues that they deem important. The role of the Lead Independent Director includes:

•	presiding over all executive sessions and other meetings of the independent directors;

•	acting as principal liaison between the Executive Chairman of the Board, the CEO and the non-independent directors, on the one hand, and the independent directors, on the other hand;

•	serving as the director whom stockholders may contact;

•	leading the process for evaluating the Board of Directors and the committees of the Board of Directors;

•	participating in the communication of sensitive issues to the other directors; and

•	performing such other duties as the Board of Directors may deem necessary and appropriate from time to time.
Codes of Business Conduct and Ethics
Management has adopted a Code of Ethics for Principal Executive Officer and Senior Financial Officers, violations of which must be reported to the Audit Committee or to our Chief Executive Officer or General Counsel. This code and any waiver or amendment to the code are available free of charge from our website at www.tollbrothers.com under “Investor Relations: Corporate Governance.”
We operate under a comprehensive Code of Ethics and Business Conduct that we review annually and that applies to all directors, officers, and employees and includes provisions ranging from conflicts of interest and acceptance of gifts to harassment, discrimination, and other employment-related matters. Upon employment with us, all employees are required to affirm in writing their receipt and review of the code and their compliance with its provisions. Copies of this code can be obtained free of charge from our website at www.tollbrothers.com under “Investor Relations: Corporate Governance.”
Director Independence
Under the NYSE rules and the standards adopted by the Board, a director is not “independent” unless the Board affirmatively determines that the director has no direct or indirect material relationship with us. In addition, the director must meet the requirements for independence set forth by the NYSE rules.
The Board has established categorical standards of director independence to assist it in making independence determinations. These standards, which are described below, set forth certain relationships between us and the directors, and their immediate family members or entities with which they are affiliated, that the Board, in its judgment, has determined to be material or immaterial in assessing a director’s independence. The standards applied by the Board in affirmatively determining whether a director is “independent” provide that a director is not independent if:
(1) the director is, or has been within the last three years, our employee or an immediate family member (defined as including a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone, other than domestic employees, who shares such person’s home) of, or is, or has been within the last three years, one of our executive officers;
(2) the director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 per year in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);
(3)(a) the director is a current partner or employee of a firm that is our internal or external auditor; (b) the director has an immediate family member who is a current partner of such a firm; (c) the director has an immediate family member who is a current employee of such a firm and personally works on our audit; or (d) the director or an immediate family member was, within the last three years, a partner or employee of such a firm and personally worked on our audit within that time;
(4) the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee;
(5) the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to or received payments from us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or two percent of such other company’s consolidated gross revenues; and
(6) the director or an immediate family member is, or within the past three years has been, an affiliate of another company in which, in any of the last three years, any of our present executive officers directly or indirectly either:
(a) owned more than five percent of the total equity interests of such other company, or
(b) invested or committed to invest more than $900,000 in such other company.
The Board annually reviews the independence of all directors. The Board, in applying the above-referenced standards, has affirmatively determined that all of our directors are independent, other than Messrs. Robert I. Toll, Bruce E. Toll and Douglas C. Yearley, Jr. As part of the Board’s process in making such determination, the Board determined that all of the above-cited objective criteria for independence are satisfied, and that no independent director has any material relationship with us that could interfere with his or her ability to exercise independent judgment.

Compensation Committee Interlocks and Insider Participation
None of the members of the Compensation Committee during the fiscal year ended October 31, 2014 has ever been an officer or employee of the Company or its subsidiaries. None of the members has any relationship required to be disclosed under this caption under the rules of the SEC.
Personal Loans to Executive Officers and Directors
We do not permit personal loans to or for the benefit of our directors or executive officers.
Communication with the Board
Any person who wishes to communicate with the Board or specific individual directors, including the Lead Independent Director or the independent directors as a group, may do so by directing a written request addressed to such directors or director in care of the General Counsel, Toll Brothers, Inc., at the address appearing on the cover page of this proxy statement. Communications directed to members of the Board who are management directors will be referred to the intended Board member(s) except to the extent that it is deemed unnecessary or inappropriate to do so pursuant to the procedures established by the independent directors. Communications directed to independent directors will be referred to the intended Board member(s).
Committees of the Board and Meetings
The Board currently has the following standing committees: Audit and Risk Committee; Executive Compensation Committee; Nominating and Corporate Governance Committee; and Public Debt and Equity Securities Committee. The following table lists our four Board committees, as well as the chairs and members of each committee, for our entire 2014 fiscal year and at present.

Name	Independent	Audit and Risk Committee	Executive Compensation Committee	Nominating & Corporate Governance Committee	Public Debt & Equity Securities Committee

Robert I. Toll
Bruce E. Toll					M
Douglas C. Yearley, Jr.
Robert S. Blank	✓			M	M
Edward G. Boehne	✓	M		C
Richard J. Braemer	✓				C
Christine N. Garvey	✓	M
Carl B. Marbach	✓	M	C		M
Stephen A. Novick	✓		M	M
Paul E. Shapiro	✓	C	M

C-Chair     M-Member
Audit and Risk Committee
The Audit Committee is composed of Paul E. Shapiro (Chair), Edward G. Boehne, Christine N. Garvey, and Carl B. Marbach, each of whom was a member of the Audit Committee for our entire 2014 fiscal year. Each member of the Audit Committee has been determined by the Board to meet the standards of independence required of audit committee members by the NYSE and applicable SEC rules. For more information on the NYSE standards for independence, see “Director Independence” above. The Board has also determined that all members of the Audit Committee are financially literate, and that Edward G. Boehne possesses accounting and related financial management expertise within the meaning of the listing standards of the NYSE and is an “audit committee financial expert” within the meaning of the applicable SEC rules. For a description of Mr. Boehne’s relevant experience, see “Proposal One—Election of Directors.”

The duties and responsibilities of the Audit Committee are set forth in its charter, which may be found at www.tollbrothers.com under “Investor Relations: Corporate Governance,” and include, among other things:

•	acting on behalf of our Board to discharge the Board’s responsibilities relating to the quality and integrity of our financial statements;

•	overseeing our compliance with legal and regulatory requirements;

•	overseeing risk oversight and assessment;

•	the appointment, qualifications, performance and independence of the independent registered public accounting firm;

•	pre-approval of all audit engagement fees and terms, all internal-control related services and all permitted non-audit engagements (including the terms thereof) with the independent auditor; and

•	review of the performance of our internal audit function.
The duties of the Audit Committee with respect to oversight of the Company’s financial reporting process are described more fully on page 52 under “Report of the Audit Committee.” During fiscal 2014, the Audit Committee held 10 regular meetings. All of its meetings were attended by representatives from Ernst & Young LLP, our independent registered public accounting firm.
Executive Compensation Committee
The Compensation Committee is, and for the entire 2014 fiscal year was, composed of Carl B. Marbach (Chair), Stephen A. Novick, and Paul E. Shapiro, each of whom has been determined by the Board to meet the NYSE’s standards for independence required of compensation committee members. In addition, each committee member qualifies as a “Non-Employee Director” as defined in Rule 16b-3 under the Exchange Act and as an “outside director” as defined for purposes of Section 162(m) of the Code.
The duties and responsibilities of the Compensation Committee are set forth in its charter, which may be found at www.tollbrothers.com under “Investor Relations: Corporate Governance,” and include, among other things:

•	establishing our compensation philosophy and objectives;

•	overseeing the implementation and development of our compensation programs;

•	annually reviewing and approving corporate goals and objectives relevant to the compensation of the Executive Chairman of the Board and CEO;

•
evaluating the performance of the Executive Chairman of the Board and CEO in light of those goals and objectives and determining each of the Executive Chairman of the Board’s and CEO’s compensation level based on these evaluations;

•	reviewing and approving all elements and levels of compensation for our executive officers and any other officers recommended by the Board;

•	discussing the results of the stockholder advisory vote on Say on Pay;

•	making recommendations to the Board with respect to incentive compensation plans and equity-based plans;

•	administering (in some cases, along with the Board) all of our stock-based compensation plans, as well as the Senior Officer Plan and the SERP;

•	reviewing and approving, or making recommendations to the full Board regarding, equity-based awards; and

•	reviewing our regulatory compliance with respect to compensation matters.
In fulfilling its responsibilities, the Compensation Committee may delegate any or all of its responsibilities to a subcommittee of the committee. For a discussion concerning the process and procedures for determining executive compensation and the role of executive officers and compensation consultants in determining or recommending the amount or form of compensation, see the “Compensation Discussion and Analysis” beginning on page 25. The Compensation Committee held two regular meetings and one special meeting during fiscal 2014. During fiscal 2014, the Compensation Committee's independent compensation consultant and its affiliates did not provide any services to the Company or its affiliates other than advising the Compensation Committee on executive officer compensation.
Nominating and Corporate Governance Committee
The Governance Committee is, and for the entire 2014 fiscal year was, composed of Edward G. Boehne (Chair), Robert S. Blank, and Stephen A. Novick, each of whom has been determined by the Board to meet the NYSE’s standards for independence.
The duties and responsibilities of the Governance Committee are set forth in its charter, which may be found at www.tollbrothers.com under “Investor Relations: Corporate Governance,” and include, among other things:

•	identifying individuals qualified to become members of the Board and recommending to the Board the nominees for election to the Board;

•	evaluating from time to time the appropriate size of the Board and recommending any changes in the composition of the Board so as to best reflect our objectives;

•	assessing annually the composition of the Board, including a review of Board size, the skills and qualifications represented on the Board, and director tenure;

•	evaluating and making recommendations to the Board with respect to the compensation of the non-management directors;

•	adopting and reviewing, at least annually, corporate governance guidelines consistent with the requirements of the NYSE;

•	establishing procedures for submission of recommendations or nominations of candidates to the Board by stockholders;

•	reviewing the Board’s committee structure;

•	reviewing proposed changes to our governance instruments;

•	reviewing and recommending director orientation and continuing orientation programs;

•	reviewing and approving related person transactions; and
The Governance Committee is responsible for evaluating and making recommendations to the Board with respect to compensation of our directors. The Governance Committee, along with the Board, administers the Toll Brothers, Inc. Amended and Restated Stock Incentive Plan for Non-Employee Directors (2007) (the “Directors Plan”). The Governance Committee held three regular meetings and two special meetings during fiscal 2014.
Public Debt and Equity Securities Committee
The Public Debt and Equity Securities Committee is, and for the entire 2014 fiscal year was, composed of Richard J. Braemer (Chair), Robert S. Blank, Carl B. Marbach, and Bruce E. Toll.
The duties and responsibilities of the Public Debt and Equity Securities Committee are set forth in its charter, which may be found at www.tollbrothers.com under “Investor Relations: Corporate Governance,” and include reviewing and approving, pursuant to authority granted by the Board, certain transactions relating to our public debt and equity securities and those of our affiliates. The Public Debt and Equity Securities Committee held two meetings during fiscal 2014.

Director Attendance
Attendance at Board Meetings

•	The Board held four regular meetings and one special meeting during our 2014 fiscal year.

•	All directors attended over 75% or more of the meetings of the Board and Board Committees on which they served.

•
Our independent directors hold separate meetings. Edward G. Boehne, our Lead Independent Director, acts as chair at meetings of the independent directors. During our 2014 fiscal year, the independent directors met four times.

Attendance at Annual Meetings of Stockholders
It is the policy of our Board that all directors attend annual meetings of stockholders except where the failure to attend is due to unavoidable circumstances or conflicts discussed in advance by the director with the Executive Chairman of the Board. All of our Directors attended our 2014 Annual Meeting of Stockholders, except Christine N. Garvey was unable to attend the meeting.
Consideration and Selection of Nominees for the Board
The Governance Committee is authorized to consider candidates for Board membership suggested by its members and by other Board members, as well as by management and by stockholders. A stockholder who wishes to recommend a prospective candidate for membership on the Board should follow the procedures described in this proxy statement under the caption “Procedures for Recommending Candidates for Nomination to the Board of Directors.” Once a prospective candidate has been identified by, or presented to, the Governance Committee, background information is elicited about the candidate, and the candidate is investigated and evaluated by the Governance Committee and, if deemed appropriate, interviewed. Following this process, the Governance Committee reports to the Board and makes a recommendation regarding the prospective candidate. No distinctions are to be made as between internally-recommended candidates and those recommended by stockholders. For a discussion of criteria for membership on our Board of Directors, see "Board Membership Criteria" on page 6 of this proxy statement.
Risk Oversight
Our Audit Committee regularly receives reports from a risk management committee comprised of representatives from various business functions within the Company that are charged with risk assessment and business continuity planning. This committee meets on a regular basis and selects topics related to specific risks and potential vulnerabilities related to particular business functions of the Company, which topics are then presented to the Audit Committee along with a summary of the measures we have taken or plan to take in order to define and mitigate such risks and prepare for and address such vulnerabilities. These presentations have included reports regarding risks and vulnerabilities relating to, among other things, operations, assets, land investments, competition, personnel, credit and debt covenant compliance, joint venture relationships, financial reporting, insurance, financing, mortgages, treasury, storm water compliance, safety, litigation exposure, and information technology.
In addition, our Compensation Committee oversees risks arising from our compensation practices, and our Governance Committee oversees succession risks. Each of these committees regularly reports to the full Board, which is ultimately responsible for overseeing risks at the enterprise level. In addition, our full Board oversees strategic risks through its focus on overall corporate strategy and execution. The Compensation Committee has reviewed the design and operation of our compensation structures and policies as they pertain to risk and has determined that our compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on us.

DIRECTOR COMPENSATION
The Governance Committee is responsible for evaluating and recommending compensation for non-management directors to the Board. Our non-management directors are compensated in cash, stock options, and restricted stock for their service as directors. The equity portion of annual compensation is paid following the end of the fiscal year, so the equity grant for service in the fiscal year ended October 31, 2013 was made in fiscal 2014.
The compensation program in effect for fiscal 2013 and 2014 for non-management directors consisted of the following components:

•
Board Retainer. The principal form of compensation for non-management directors for their service as directors is an annual retainer, consisting of a combination of cash and equity, with an annual aggregate value of $160,000 as follows:

•	Cash. Each non-management director receives one-third of the annual retainer in cash.

•
Equity. The equity portion of the annual retainer for a non-management director consists of two components: (a) non-qualified stock options having a grant date fair value of one-third of the annual retainer and (b) RSUs having a grant date fair value of one-third of the annual retainer, except that fractional shares and options are not issued. These equity grants are issued pursuant to the Directors Plan for the non-employee directors and the Stock Incentive Plan for Employees (2014) for Mr. Bruce E. Toll.

Stock options are granted on a date within the last 15 days of December that is determined in advance by the Compensation Committee for service during the immediately preceding fiscal year and are granted by the Board with an exercise price equal to the fair market value of the underlying common stock on the date of grant. Each option grant made to a non-management director has a ten-year term and vests in equal annual installments over a two-year period, with a provision for automatic vesting upon a change of control of the Company. For directors with five or more years of service, options continue to vest and remain exercisable for the ten-year term in the event of the director's death, disability, or retirement.
RSUs are also granted on a date within the last 15 days of December that is determined in advance by the Compensation Committee for service during the immediately preceding fiscal year. RSUs granted as director compensation vest in equal annual installments over two years, and shares underlying RSUs are deliverable 30 days after the vesting of the second installment. Upon a change of control of the Company or upon the death, disability, or retirement of the director, RSUs granted as director compensation will vest immediately and will be deliverable 30 days after vesting.

•
Committee Retainer. Each member of the Audit Committee, the Governance Committee, and the Compensation Committee receives annually, for service on each such Committee, a combination of cash and equity with a grant date fair value of $20,000 as follows (except that fractional shares and options are not issued): (a) one-third of this amount in cash; (b) non-qualified stock options having a grant date fair value of one-third of this amount; and (c) RSUs having a grant date fair value of one-third of this amount, in each case with the same material terms described above under “Equity.” In addition, the Chair of each of these committees receives an additional annual cash retainer of $10,000.

Each member of the Public Debt and Equity Securities Committee receives annually in any year in which the Committee meets or takes official actions, for service on such Committee, a combination of cash and equity with a grant date fair value of $10,000 as follows (except that fractional shares and options are not issued): (a) one-third of this amount in cash; (b) non-qualified stock options having a grant date fair value of one-third of this amount; and (c) RSUs having a grant date fair value of one-third of this amount, in each case with the same features described above under “Equity.” In addition, the Chair of that Committee receives an additional cash retainer of $5,000 in any year in which the Committee meets or takes official action.

•	Attendance at Board and Committee Meetings. Directors, Committee Chairs and Committee members do not receive any additional compensation for attendance at Board or Committee meetings.

•	Lead Independent Director. The Lead Independent Director, Edward G. Boehne, receives annually $10,000 in cash for his services in that capacity.
Other Director Compensation Arrangements
Mr. Bruce E. Toll entered into an Advisory and Non-Competition Agreement (the “Advisory Agreement”) with the Company as of November 1, 2010. The Advisory Agreement expires on October 31, 2016. The purpose of the Advisory Agreement is to provide us with the valuable and special knowledge, expertise, and services of Mr. Bruce E. Toll, one of our co-founders and a director of the Company since our inception, on a continuing basis, as well as to provide that Mr. Toll does not engage in specified activities. The Advisory Agreement provides, among other things, that we will retain Mr. Bruce E. Toll as an employee and Special Advisor to the Executive Chairman of the Board and the CEO until October 31, 2016, at a compensation rate of $675,000 for the first year of the term of the Advisory Agreement, with such compensation rate to be reduced by $75,000 in each of the remaining five years of the term of the Advisory Agreement. In fiscal 2014, he received compensation in the amount of $450,000 under the Advisory Agreement.
The Advisory Agreement provides that during the term of the Advisory Agreement, Mr. Bruce E. Toll will be entitled to receive the health plan benefits provided to our NEOs, which in fiscal 2014 were the same as those provided to all of our employees after 60 days of service with us. Mr. Bruce E. Toll is a participant in the Company’s 401(k) retirement plan. During fiscal 2014, we provided Mr. Bruce E. Toll with a contribution to the Company’s 401(k) retirement plan in the amount of $10,215. Mr. Bruce E. Toll is also a participant in the SERP, which provides an annual benefit of $230,000 for 20 years; however, no payments are to be made to him under the SERP until the expiration of the term (or termination) of the Advisory Agreement. See “Executive Compensation Tables—Pension Benefits During Fiscal 2014—Supplemental Executive Retirement Plan” for a more detailed description of the SERP.
Director Compensation Table
The following table sets forth information concerning the fiscal 2014 compensation awarded to or earned by our non-management directors. Management directors are not compensated for their service as directors. The compensation received by our management directors for their services as employees is shown in the Summary Compensation Table on page 42 of this proxy statement.
Director Compensation during Fiscal 2014

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(3)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)

Robert S. Blank	$63,336	$63,323	$64,534	$—	$—	$191,193
Edward G. Boehne	$86,670	$66,663	$67,933	$—	$—	$221,266
Richard J. Braemer	$61,668	$56,678	$57,737	$—	$—	$176,083
Christine N. Garvey	$60,002	$59,983	$61,135	$—	$—	$181,120
Carl B. Marbach	$80,004	$70,004	$71,331	$—	$—	$221,339
Stephen A. Novick	$66,670	$66,663	$67,933	$—	$—	$201,266
Paul E. Shapiro	$76,670	$66,663	$67,933	$—	$—	$211,266
Bruce E. Toll	$56,668	$56,678	$57,737	$—	$460,215	$631,298

(1)
Annual RSU grants to non-management directors are made during the first quarter of each fiscal year for service on the Board and Board committees during the immediately preceding fiscal year; accordingly, the values reflected in the table above are values of grants for service in fiscal 2013.

Each non-management director received RSUs for Board and Board Committee service having a value of $53,333 for Board service. In addition, non-management directors received RSUs having a value of $6,666 for service on the Audit Committee, the Governance Committee, and the Compensation Committee, and RSUs having a value of $3,333 for service on the Public Debt and Equity Securities Committee. For purposes of determining the number of RSUs that are awarded, the RSU grant date fair value per share is the closing price of our common stock on December 20, 2013, the grant date of the awards. RSUs for fractional shares are not granted.

(2)
The non-management directors held the following amounts of outstanding RSUs at October 31, 2014: Mr. Blank, 3,767 units; Mr. Boehne, 3,965 units; Mr. Braemer, 3,371 units, Ms. Garvey, 3,568 units; Mr. Marbach, 4,164 units; Mr. Novick, 3,965 units; Mr. Shapiro, 3,965 units; and Mr. Toll, 3,371 units.

(3)
The annual stock option grants to non-management directors are made during the first quarter of each fiscal year for service on the Board and Board committees during the immediately preceding fiscal year; accordingly, the values reflected in the table above are values of grants for service in fiscal 2013.

Each non-management director received options for Board and Board committee service having a value of $53,333 for Board service. In addition, non-management directors received options having a value of $6,666 for service on the Audit Committee, the Governance Committee, and the Compensation Committee; and options having a value of $3,333 for service on the Public Debt and Equity Securities Committee. Options for fractional options are not granted. The option grant values reflected in the table may vary from these amounts because the option grant date fair value per share is determined as follows:
For purposes of determining the number of shares that are subject to the options granted, the grant date fair value per share of the options was determined by multiplying the closing price of our stock on December 20, 2013, the date of the awards, by the average of the “Fair Value Quotient” for the three immediately previous fiscal years of the Company. The “Fair Value Quotient” is the fraction in which (x) the denominator is the closing price of our common stock on the date of the awards for each of the three years immediately preceding the current year, and (y) the numerator is the grant date fair value of the options granted in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation ("ASC 718"); assumptions used in the calculation of these amounts are included in Note 10 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2014, excluding the effect of estimated forfeitures.

(4)
The non-management directors held unexercised stock options to acquire the following amounts of our common stock at October 31, 2014: Mr. Blank, 150,862 shares; Mr. Boehne, 126,224 shares; Mr. Braemer, 141,140 shares; Ms. Garvey, 63,501 shares; Mr. Marbach, 158,585 shares; Mr. Novick, 158,224 shares; Mr. Shapiro, 153,474 shares; and Mr. Bruce E. Toll, 141,140 shares.

(5)
“All Other Compensation” consists of the following annual compensation and benefits provided to Mr. Bruce E. Toll pursuant to the Advisory Agreement. See “Other Director Compensation Arrangements,” above.

Annual compensation under Advisory Agreement	$450,000
Contribution to Company 401(k) plan	10,215
Total	$460,215

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Overview
This Compensation Discussion and Analysis ("CD&A") focuses on how our NEOs were compensated for fiscal 2014 and how their 2014 compensation aligns with our pay for performance philosophy. In our CD&A, we will discuss:
2014 Company Performance
In determining NEO compensation for the fiscal year ended October 31, 2014, the Compensation Committee recognized that fiscal 2014 was a year of significant progress in growing our revenues and profits. The Compensation Committee paid particular attention to the Company's performance in the areas of revenues, pre-tax income, and gross margin:

•
Revenues: Our revenues in fiscal 2014 of $3.91 billion and home building deliveries of 5,397 units rose 46% in dollars and 29% in units compared to fiscal 2013 and were the highest for any fiscal year since fiscal 2007.

•
Income: Our pre-tax income improved to $504.6 million in fiscal 2014, compared to pre-tax income of $267.7 million in fiscal 2013. We reported net income of $340.0 million, or $1.84 per share diluted, compared to net income of $170.6 million in fiscal 2013, or $0.97 per share diluted.

•	Gross Margin: Our gross margin for fiscal 2014 was 21.2%, compared to 20.2% for fiscal 2013.

The Compensation Committee also considered the following results and achievements:

•	Contracts: Our net contracts signed in fiscal 2014 of $3.90 billion rose 7% compared to fiscal 2013 and were the highest for any fiscal year since 2006.

•	Backlog: Our fiscal year end 2014 backlog was $2.72 billion, up 3% compared to fiscal 2013 and was the highest for any fiscal year since 2007.

•	Selling, General and Administrative Expenses (“SG&A”): Our SG&A as a percentage of revenue improved to 11.1% compared to 12.7% for fiscal 2013.

•	Operating Margin: Our operating margin improved to 10.2% for fiscal 2014 from 7.5% for fiscal 2013.

•
Joint Venture and Other Income: In fiscal 2014, we produced $107.3 million in pre-tax income from our joint ventures, our other ancillary operations, and other sources, compared to $66.6 million in fiscal 2013.

•
Growth in a Recovering Economy: As the housing market progresses through the early stages of the recovery, we have made significant progress in growing our revenues and profits. Since the recent low point in fiscal 2011, our revenues and net income have increased at compound annual growth rates of 38% and 104%, respectively.

•
Integration of Shapell Acquisition. In fiscal 2014, we completed the integration of the Shapell Homes acquisition that closed in February 2014 and was the largest acquisition in the Company's history. With Shapell, at fiscal year-end, we were selling homes from 25 communities in California representing 9.5% of the Company’s total selling communities, compared to 9 communities representing 4.0% of our total a year before. In fiscal 2014, we also completed selective sales of Shapell land which were part of our strategy to reduce land concentration and outstanding borrowings following the closing of the acquisition.

•
Focus on Growth Opportunities: In fiscal 2014, we continued to strategically grow our land holdings in key markets, extend our product offerings across geographies, diversify our business lines, and strengthen our financial position.

◦
In California, the $1.6 billion acquisition of Shapell Homes gave us approximately 5,000 home sites in established coastal communities in the California markets surrounding Los Angeles and San Francisco, enabling us to significantly expand our California operations.

◦	In Texas, we opened four large master planned communities, where we will build homes and sell lots to other builders, which will generate future additional income.

◦
Toll Brothers City Living, which is heavily concentrated in the urban metro New York City market, currently has 837 units in projects open or soon to be open for sale with another 1,203 units we control that are in the approval process.

◦
Toll Brothers Apartment Living continues to expand our pipeline of urban and suburban for-rent projects. We currently have 1,441 units under management, 1,920 in construction, and nearly 3,000 in planning.

•
Honors: We were named "Builder of the Year" by Builder magazine. In addition, the Company and several of our executives were recognized in Institutional Investor magazine's 2015 All-America Executive Team survey of the investment community.

◦
We were named Most Honored Company in the Home Building and Building Products sector among the 37 companies receiving nominations. We also ranked 8th overall among the approximately 2,000 companies receiving votes in this year's survey of the buy-side and sell-side analyst community.

◦	Our CEO and CFO were named to the All-America Executive Team with each receiving recognition from both the buy-side and sell-side communities within the Homebuilders & Building Products sector.

Executive Compensation Program Highlights
Our Compensation Committee has developed and maintained a compensation program that is intended to reward positive performance, retain talented personnel, and encourage actions that drive success in our business strategy. Our executive compensation program received the support of at least 98% of our stockholders who voted at our Annual Meeting of Stockholders in each of the last four years.
Our compensation program features the following attributes:

•
A balanced mix of annual cash and longer-term equity incentives that reward our NEOs for current performance and align their interests with long-term performance and long-term stockholder value creation.

•	Long-term equity incentive grants with multi-year vesting periods and retirement benefits to encourage retention of our NEOs.

•
No NEO employment agreements, severance plans, or agreements that provide “golden parachute” cash payouts for our NEOs conditioned upon a change of control or excise tax gross-ups. Benefits conditioned upon a change of control are limited to vesting and potential payment of existing Supplemental Executive Retirement Plan ("SERP") benefits and vesting of previously granted equity compensation.

•	A structure for NEO incentive compensation that is designed to comply with tax Code requirements for deductibility.

•	Stock ownership requirements for our NEOs and policies restricting NEOs hedging and pledging of Company shares.
Compensation Philosophy and Objectives
We face intense competition from a number of other home builders in each market in which we operate. It is vital to our success and long-term viability that our business continues to be managed by highly experienced, focused, and capable executives who possess the experience and vision to anticipate and respond to market developments.
The Board and the Compensation Committee believe that our ability to retain and motivate NEOs who possess the skills, experience, and capabilities to succeed in our competitive industry has been essential to our long-term success and a significant factor in creating long-term value for our stockholders. Base salaries, annual incentive bonuses, long-term equity compensation, retirement benefits, and competitive employee benefits are the primary tools used to retain and motivate our NEOs to deliver superior performance and to enhance long-term value to our stockholders. The Compensation Committee believes it has developed a compensation program that rewards outstanding short-term and long-term performance and encourages actions that successfully deliver on our business strategy.
The Compensation Committee also believes that long-term incentives should be a significant factor in the determination of the actual compensation realized over time, particularly because the many actions and decisions that are required of our NEOs in the business of home building, including evaluating and purchasing land, planning the use of that land and the timing of that use, obtaining approvals, completing development, and generating revenues, require a long time horizon before we realize tangible financial benefits.
The Compensation Committee’s primary objectives in setting compensation for our NEOs are:

•
Set compensation levels that are sufficiently competitive to attract, motivate, and reward the highest quality individuals to contribute to our goals and overall financial success. By keeping compensation competitive during times of growth as well as contraction, the Compensation Committee attempts to achieve these objectives.

•
Retain executives and encourage continued service. The Compensation Committee seeks not only to attract but also to maintain the continuity of our excellent management team. The Compensation Committee believes our stockholders have historically benefited from the continued employment of our NEOs over an extended period of time—the Executive Chairman, who co-founded our business in 1967; the CEO, who joined the Company in 1990 and served in various senior management positions during the 20 years preceding his appointment as CEO; the President and COO, who joined the Company in 1980 and had served in various positions during the 31 years preceding his appointment as COO; and the CFO, who joined the Company in 2008. It is important that we concentrate on retaining and developing the capabilities of our current leaders and emerging leaders to ensure that we continue to have an appropriate depth of executive talent.

•
Incentivize executives to manage risks appropriately while attempting to improve our financial results, performance, and condition over both the short-term and the long-term. The Compensation Committee provides both short-term and long-term compensation for current performance, as well as to provide incentives to achieve short- and long-term goals. Because of the nature of our business and the way we operate our business and implement our strategies, we may not witness for several years the positive results of many decisions made or actions taken by our NEOs in any current fiscal year, including those in connection with land purchased and strategies implemented to manage risks and position us for growth. The Compensation Committee, by seeking a balance of short-term and long-term compensation, seeks to motivate and reward NEOs for decisions made today that may not produce immediate or short-term results, but are intended and expected to have a positive long-term effect.

•
Align executive and stockholder interests. The Compensation Committee believes that the use of equity compensation, including use of RSU grants as a key component of executive compensation, is a valuable tool for aligning the interests of our NEOs with those of our stockholders, including the use of such compensation to reward actions that demonstrate long-term vision. When management and stockholder interests are aligned, the Compensation Committee believes management’s focus on creating long-term growth and value is increased.

•
Consider tax deductibility for incentive compensation. The Compensation Committee believes that tax deductibility for the Company is a favorable feature for an executive incentive compensation program. Although the Compensation Committee may award compensation to NEOs that is not tax-deductible when it deems that such compensation is in the best interests of the Company, it generally attempts to structure compensation for NEOs to meet the Code requirements for deductibility, including deductibility of compensation awarded under performance-based compensation plans.

Compensation Decision-Making Process
Compensation Decision Timeline
The Compensation Committee reviews and determines base salary, annual incentive bonuses, and long-term incentive compensation, as well as benefits and perquisites, on an annual basis. For compensation relating to fiscal 2014, the primary steps taken by the Compensation Committee to establish and award compensation to our NEOs were as follows:

Compensation Committee Action Taken

December 2013
Set 2014 performance goals for fiscal 2014 annual incentive bonus and performance-based RSU awards and fixed target number of 2014 performance-based RSU awards for NEOs
Set 2014 base salaries for the NEOs

June 2014
Reviewed the Say on Pay voting results from the 2014 annual meeting of stockholders
Reviewed 2013 NEO compensation compared to our Peer Group
Reviewed a market assessment prepared by the Committee's independent compensation consultant of 2013 senior executive pay versus performance for the Company compared to the Peer Group
Reviewed Company financial results compared to the Peer Group for the prior fiscal year and the current fiscal year to date
Consulted with the independent compensation consultant regarding industry trends in executive compensation

November 2014
Reviewed Company projected fiscal 2014 financial results compared to the Peer Group
Reviewed market assessment prepared by the independent compensation consultant of 2013 senior executive pay versus projected Company 2014 performance compared to the Peer Group
Held preliminary discussions regarding NEO individual performance during fiscal 2014

December 2014
Reviewed Company fiscal 2014 financial results compared to the Peer Group
Reviewed market assessment prepared by the independent compensation consultant of potential 2014 Company senior executive pay versus actual performance for the Company compared to the Peer Group
Reviewed each NEO’s individual performance during fiscal 2014
Reviewed fiscal 2014 performance goals and certified the level of performance attained for annual incentive bonus eligibility and performance-based RSU payouts
Determined fiscal 2014 annual incentive bonuses for the NEOs
Determined and granted equity awards for fiscal 2014 performance

Review of Company Performance
Throughout the fiscal year, the full Board monitored our financial performance in relation to our recent historical performance and in relation to our Peer Group. The Compensation Committee also reviewed our financial performance during the fiscal year, which it considered when making final fiscal 2014 compensation decisions. See "2014 Company Performance" above.

Review of Individual Performance
In making fiscal 2014 compensation determinations, the Compensation Committee particularly noted the contributions of each NEO to the Company’s achievements described under “2014 Company Performance” above. The Compensation Committee considered the following individual performance for each NEO:

•
Robert I. Toll served as our Chief Executive Officer and Chairman of the Board from our inception until June 2010 when he assumed the new position of Executive Chairman of the Board. The Compensation Committee noted his continuing guidance and oversight with respect to Company strategy, particularly with respect to land acquisition as well as product and geographic expansion.

•
Douglas C. Yearley has been our Chief Executive Officer since June 2010. The Compensation Committee particularly noted his leadership in planning and guiding our growth and profitability, diversifying our business lines, and growing our land holdings in key markets, including through the successful integration of the Shapell acquisition. The Compensation Committee recognized his continued efforts to enhance our brand, which were reflected in the Company being named "Builder of Year" by Builder magazine. The Compensation Committee also noted his ability to communicate with, and represent us before, the media, banking, and investor communities.

•
Richard T. Hartman has been our Chief Operating Officer since January 2012 and our President since January 2013. The Compensation Committee noted his significant contributions to the strong 2014 fiscal year experienced by the Company as the principal officer in charge of sales and home building activities, which included major strides in geographical and product expansion in addition to improvements in processes and margin. The Compensation Committee also recognized his oversight of the successful integration of the Shapell acquisition into the Company's operations.

•
Martin P. Connor has been our Chief Financial Officer since September 2010. The Compensation Committee recognized his ability to work productively with all divisions and personnel in controlling our costs, preserving our cash, enhancing our balance sheet, and containing risk. The Compensation Committee also noted his successful execution of a cash generation strategy to reduce the Company's debt and net debt to capital ratio following the Shapell acquisition.

Participation by Management
The Compensation Committee worked with management to establish its meeting agendas and determine the participants. Throughout the year, the Compensation Committee requested information from management and the Committee’s independent compensation consultant, including information about the compensation practices and financial performance of other companies in the home building industry and other industries. Our CEO and CFO were invited by the Compensation Committee to attend certain of its meetings in order to provide information and answer questions regarding the Company’s strategic objectives and financial performance related to the Compensation Committee’s work. Our other NEOs were also available to Compensation Committee members and to attend its meetings upon request.
With regard to compensation decisions relating to the Executive Chairman, the Compensation Committee, in addition to its own observations of the Executive Chairman’s performance during the 2014 fiscal year, gained significant insight into the performance of the Executive Chairman during that same period from its many exchanges with the other NEOs, other Company officers, and the other directors. The Executive Chairman submitted recommendations to the Compensation Committee regarding salary, bonus, equity compensation, and overall compensation levels for the CEO. Our CEO in conjunction with the Executive Chairman submitted recommendations to the Compensation Committee regarding salary, bonus, equity compensation, and overall compensation levels for the President and COO and the CFO. The Compensation Committee, after consideration of all of these inputs, determined the actual awards to the Executive Chairman, the CEO, the President and COO, and the CFO.
Use of Independent Compensation Consultant
The Compensation Committee engaged Compensation Advisory Partners LLC (“CAP”) to serve as its independent compensation consultant for fiscal 2014. CAP received instructions from, and reported to, the Compensation Committee on an independent basis. CAP was also authorized by the Compensation Committee to share with and request and receive from management specified information in order to prepare for Compensation

Committee meetings. The Compensation Committee requested CAP’s advice on a variety of matters, including the amount and form of executive compensation, compensation strategy, market comparisons, pay and performance alignment versus industry peers, executive pay trends, compensation best practices, compensation-related legislative matters and related rulemaking, and potential compensation plan designs and modifications. The Compensation Committee met with CAP, both with and without management, on several occasions during fiscal 2014, and also in early fiscal 2015 with respect to compensation decisions for 2014 performance. During fiscal 2014, CAP and its affiliates did not provide any services to the Company or its affiliates other than advising the Compensation Committee on executive officer compensation.
The Compensation Committee conducts a formal evaluation of the independence of CAP annually in the first quarter of the fiscal year. Based on this review, the Compensation Committee did not identify any conflict of interest raised by the work CAP performed in fiscal 2014. When conducting this evaluation, the Compensation Committee took into consideration the factors set forth in Rule 10C-1 under the Exchange Act and the NYSE’s listing standards.
Market Comparisons
Although the Compensation Committee does not believe that it is appropriate to establish compensation levels based solely on market comparisons or industry practices, it believes that information regarding pay practices at other companies is useful in three respects. First, marketplace information is one of many factors considered in assessing the reasonableness of compensation. Secondly, our compensation practices must be generally competitive for executive talent in the home building industry and in the overall market. Thirdly, marketplace information reflects emerging and changing components and forms of compensation. While the Compensation Committee considers peer compensation levels and practices when making its compensation decisions, it does not target compensation at any particular point within a range established by a comparison of the financial performance or compensation levels of our peer companies.
In 2014, the Compensation Committee, with guidance from its independent compensation consultant, reviewed our NEOs’ compensation against a peer group of publicly-traded home building companies (the “Peer Group”). The Peer Group consisted of the following companies with whom the Compensation Committee believes we primarily compete for talent and market share:

Beazer Homes USA, Inc.	Lennar Corporation	NVR, Inc.
D. R. Horton, Inc.	M. D. C. Holdings, Inc.	PulteGroup, Inc.
Hovnanian Enterprises, Inc.	M/I Homes, Inc.	The Ryland Group, Inc.
KB Home	Meritage Homes Corporation	Standard Pacific Corp.
Taylor Morrison Home Corporation
Of the companies within our Peer Group, only D.R. Horton, Inc. has an executive chairman. The Compensation Committee considered the executive chairman compensation information for D.R. Horton in its review of Peer Group pay practices. Our independent compensation consultant also discussed compensation practices generally for executive chairmen in companies of similar size outside of the home building sector but noted that the role of executive chairman is highly individualized and therefore compensation for this role varies considerably.
Consideration of Say-on-Pay Results
At our last annual meeting of stockholders, 98% of those stockholders voting on the Say on Pay proposal voted in support of the compensation of our NEOs described in our proxy statement filed in 2014. The Compensation Committee viewed the results of the 2014 advisory vote as an affirmation of our current pay practices, and so it did not implement significant changes to our executive compensation program for fiscal 2014.

Elements of Compensation
The Compensation Committee recognizes changing economic and industry conditions and changing compensation trends in its choice of methods to achieve the objectives discussed above, using a variety of compensation elements to accomplish its goals.

Element	Purpose	Characteristics

Cash Compensation—Base Salary	Provide a fundamental level of compensation to the NEOs for performing their roles and assuming their levels of executive responsibility.	Fixed cash component. Annually reviewed by the Compensation Committee and adjusted from time to time, based on our Peer Group and individual performance.

Cash Compensation— Annual Incentive Bonus
Promote improvement of our financial results, performance and condition; intended to be a short-term incentive to drive achievement of performance goals in a particular fiscal year, while discouraging inappropriate risk-taking and not deterring achievement of our long-term goals and initiatives.

Annual incentive bonuses have been primarily paid in cash. Performance-based bonus opportunity for fiscal 2014 is based on the achievement of consolidated revenue and pre-tax income targets set by the Compensation Committee.

Equity Compensation— Long-Term Incentives
Promote the achievement of our long-term financial goals and stock price appreciation by aligning NEO and stockholder interests, promoting NEO retention and rewarding NEOs for superior performance over time.

Equity awards granted annually by the Compensation Committee, pursuant to stockholder approved plans, with four-year vesting. For fiscal 2014 performance, long-term incentive compensation was in the form of stock options and performance-based RSUs. Performance-based RSU payout is contingent on achievements of performance targets set by the Compensation Committee in the areas of pre-tax income, home building margin, and units delivered.

Benefits and Perquisites, Including Retirement Benefits
Provide health and welfare benefits during employment and a program for income upon retirement. Designed to retain and reward NEOs by providing an overall benefits package competitive with those provided by comparable companies.

Health and welfare benefits may vary based on employee elections. Perquisites and other benefits may vary from year to year. Retirement benefits, such as the SERP (see “Benefits and Perquisites” below), also vary based on compensation and years of service.

Cash Compensation Decisions
Base Salary
Generally, when establishing annual base salaries, the Compensation Committee takes into account each NEO’s performance of his role and responsibilities over time and, to the extent useful, the range of compensation of comparable executives within our Peer Group. The Compensation Committee believes that its compensation objectives are more effectively met when most of an executive’s compensation package is composed of at-risk performance-based bonuses and long-term incentive compensation, rather than fixed compensation such as base salaries.
In December 2013, the Compensation Committee determined the following base salaries for our NEOs for calendar year 2014. The increases in the base salaries for Messrs. Hartman and Connor were based on a consideration of their performance in fiscal 2013, as well as the Committee’s 2013 review with the independent compensation consultant of our CFO's’ total compensation in 2013 compared to that of the chief financial officers in our Peer Group.

	Calendar 2014 Salary	Calendar 2013 Salary

Robert I. Toll	$1,000,000	$1,000,000
Douglas C. Yearley, Jr.	$1,000,000	$1,000,000
Richard T. Hartman	$1,000,000	$950,000
Martin P. Connor	$850,000	$800,000
In December 2014, the Compensation Committee determined that, for calendar year 2015, the base salaries of Messrs. Toll, Yearley, and Hartman would remain at $1,000,000; and the base salary of Mr. Connor would be increased to $950,000. The increase in the base salary for Mr. Connor for calendar year 2015 was based on a consideration of his performance in fiscal 2014 and the Committee's review with its independent compensation consultant of Mr. Connor's total compensation compared to chief financial officers in our Peer Group.
Annual Incentive Bonus
Senior Officer Bonus Plan. The Senior Officer Plan is designed to be sufficiently flexible to allow the Compensation Committee to make awards in appropriate amounts and with appropriate performance periods and performance goals to the plan participants designated by the Compensation Committee. All of our NEOs have been designated as participants in the Senior Officer Plan. The awards paid under the Senior Officer Plan are designed to be tax deductible “qualified performance-based compensation” under Section 162(m) of the Code.
The Senior Officer Plan is designed to permit us to pay participants incentive compensation based upon the achievement of one or more pre-established performance goals. At or after the end of each performance period, the Compensation Committee determines whether and to what extent the performance goals have been achieved and calculates the amount of the award that could be paid to each participant, if any, based upon the levels of achievement of the relevant performance goals and the objective formula or method established with respect to such performance period.
In order to maximize tax deductibility of awards under the Senior Officer Plan, the Compensation Committee has established that no award payable under the Senior Officer Plan can exceed the Award Cap of $8.5 million. Additionally, in no event will the maximum aggregate amount payable to any participant with respect to awards that have performance periods that end in the same fiscal year exceed the Annual Payment Cap of two times the Award Cap, regardless of the number of awards that would otherwise be payable in that fiscal year. Awards that are limited under the Annual Payment Cap may not be carried over and paid during a subsequent fiscal year. The Compensation Committee has no discretion to increase the amount of any awards beyond the Award Cap or the Annual Payment Cap, as applicable, but may, in its sole discretion, reduce or completely eliminate an award based on such facts and circumstances as it deems relevant.
Awards under the Senior Officer Plan may be paid in cash, equity or a combination of the two. The equity portion of any award under the Senior Officer Plan may be paid in shares of restricted stock, shares of unrestricted stock, or restricted or unrestricted stock units, all of which would be issued from the Stock Incentive Plan for Employees (2014) ("2014 SIP") or a successor plan. To the extent an award is paid with equity, the equity is valued as of the end of the performance period for the award. For a description of the material terms of the Senior Officer Bonus Plan, see "Proposal Four— Approval of Toll Brothers, Inc. Senior Officer Bonus Plan" on pages 12 to 14.
Fiscal 2014 Bonus Performance Goals. For fiscal 2014, the Compensation Committee met in December 2013 and established that eligibility for the full amount available to the NEOs under the Senior Officer Plan was conditioned upon our achievement of equally weighted consolidated revenue and pre-tax income targets. At such time, the Compensation Committee determined that it would replace operating income, a metric used for our fiscal 2013 annual incentive bonus, with pre-tax income (excluding impairments and other items considered non-recurring in nature in accordance with the Senior Officer Plan) as one of the two Senior Officer Plan performance metrics. In making this determination, the Committee considered that the inclusion of pre-tax income would provide a metric that would continue to measure operating profitability but also measure the Company’s performance in its joint ventures and non-home building activities.

Eligibility for 50% of the amount available to the NEOs under the Senior Officer Plan was conditioned upon our achievement of at least 80% of those targets.

Performance Metric	100% Eligibility	50% Eligibility (80%)
Consolidated Revenues	≥ $3.417 billion (50%)	≥ $2.7336 billion (25%)
Pre-tax Income (1)	≥ $458,389,800 (50%)	≥ $366,711,840 (25%)

(1)
Excluding impairments and certain other items considered non-recurring in nature in accordance with the Senior Officer Plan. Additional information regarding the calculation of the pre-tax income performance metric can be found under "2014 Performance RSUs" on page 37.

2014 Cash Annual Incentive Bonuses. The Compensation Committee met in December 2014 and determined that we had exceeded the consolidated revenues and pre-tax income targets for 100% eligibility during fiscal 2014 and, therefore, the maximum amount was potentially available to each of the NEOs. Cash incentive bonuses under the Senior Officer Plan consider actual results against financial performance goals but allow the Compensation Committee to use judgment in considering quantitative and qualitative performance. In determining the actual cash bonus amounts to be paid, the Compensation Committee then made a subjective evaluation regarding the overall individual performance of each NEO and Company performance during fiscal 2014.
For fiscal 2014 performance, the Compensation Committee awarded cash annual incentive bonuses that were well below the maximum amounts allowable under the Senior Officer Plan, which has been true since adoption of the plan in 2010. In exercising its discretion to determine the actual cash incentive bonus amount to be paid to each NEO, the Committee did consider, however, that fiscal 2014 revenues and pre-tax income exceeded the threshold measures set forth above.
The Committee further considered actual results compared to performance targets for pre-tax income, home building margin, and units delivered, which were the metrics established by the Committee at the beginning of the fiscal year for the 2014 performance-based RSUs. For a further discussion of these performance metrics and actual results, see “2014 Performance-Based RSUs” on page 37. The Committee reviewed fiscal 2014 results in each of these areas both on an absolute basis and relative to the prior fiscal year. The Compensation Committee also considered that 2014 performance in the areas of pre-tax income and units delivered significantly exceeded 2013 results.
In its evaluation of individual performance, the Committee considered each NEO’s contribution to the financial and other business achievements highlighted above, as well as the Company’s fiscal 2014 results in the areas of contracts, backlog, and SG&A. Additionally, the Committee recognized the NEOs’ efforts in management of growth in a recovering economy, integration of the Shapell acquisition, focus on growth opportunities, development and execution of strategy, and industry honors received. The Committee also considered the leadership of each NEO in the areas of Company strategy, brand management, investor and analyst relations, and balance sheet management. For further discussion of these considerations, see “2014 Company Performance” on pages 25 to 26 and “Review of Individual Performance” on page 30. The Committee did not establish any individual performance goals for the NEOs at the commencement of fiscal 2014.
The Compensation Committee believed that, by surpassing the established fiscal 2014 Senior Officer Plan performance goals and by performing in an outstanding manner in fiscal 2014, Messrs. Toll, Yearley, Hartman, and Connor merited cash annual incentive bonuses for fiscal 2014 performance of $1,500,000, $2,300,000, $800,000, and $800,000, respectively.
Fiscal 2015 Bonus Performance Goals. In December 2014, the Compensation Committee set the 2015 performance goals for the Senior Officer Plan. The Committee determined that it would retain consolidated revenues and pre-tax income as the 2015 performance metrics under the Senior Officer Plan.

Total 2014 Cash Compensation
Total cash compensation (base salary and annual incentive bonus) paid to or earned by the NEOs for fiscal 2014 is set forth below. Details on total compensation, measured and presented in the format required by the SEC, can be found in the Summary Compensation Table on page 42 of this proxy statement.

	Base Salary	Annual Incentive Bonus	Total Fiscal 2014 Cash Compensation

Robert I. Toll	$1,000,000	$1,500,000	$2,500,000
Douglas C. Yearley, Jr.	$1,000,000	$2,300,000	$3,300,000
Richard T. Hartman (1)	$991,667	$800,000	$1,791,667
Martin P. Connor (1)	$841,667	$800,000	$1,641,667

(1)	Reflects base salary earned during fiscal 2014. Base salary is paid on a calendar year basis; the 2014 calendar year salaries for Mr. Hartman and Mr. Connor were $1,000,000 and $850,000, respectively.
Long-Term Incentive Compensation Decisions
For fiscal 2014, the Compensation Committee awarded equity compensation to our NEOs in the form of options and performance-based RSUs. These equity awards are based on its assessment of the Company’s performance, as well as its determinations of the effectiveness of each NEO and the extent of his contributions to our success, and the economic climate in which we operate. The Compensation Committee’s primary purposes and objectives when granting equity compensation to our NEOs are to:

•	align the interests of our NEOs with those of our stockholders;

•	balance long-term operating decisions with short-term objectives;

•	serve as a particular incentive for NEOs to devote themselves to our future success by providing NEOs with an opportunity to increase their proprietary interest in the Company;

•	motivate NEOs to achieve long-term financial results that may ultimately cause an increase in the market price of our stock;

•	balance overall NEO compensation between long-term and short-term compensation; and

•	retain NEOs in our employ.
Equity compensation for our NEOs may be either in the form of stock options, stock appreciation rights, stock awards, or stock units (which may be restricted, unrestricted or performance-based), in accordance with the terms of our stockholder-approved 2014 SIP or a successor plan.
Stock Options
Stock options for all employees, including NEOs, are granted on a date within the last 15 days of December that is determined in advance by the Compensation Committee. Because options are granted with exercise prices equal to the fair market value of the underlying common stock on the date of the grant, any value may ultimately be realized by an employee is based entirely upon our future performance, as perceived by investors who establish the market price of our common stock.
Options granted to our NEOs have a term of ten years from the date of the grant, and these options vest in equal annual amounts over a four year period, beginning on the first anniversary of the date of the grant. Options would continue to vest and be exercisable for the remainder of the ten-year term upon death, disability, or, in most cases, retirement, and would fully vest upon a change of control of the Company. In addition, all unexercised stock options, vested and unvested, granted to NEOs are subject to forfeiture in the event that, after the NEO retires or otherwise leaves our employ, the NEO competes with us. See “Potential Payments upon Termination or Change of Control” on page 48 of this proxy statement.

2014 Options. At the beginning of fiscal 2014, the Compensation Committee granted stock options to each of the NEOs, as set forth in the Grants of Plan-Based Awards During Fiscal 2014 table on page 44 of this proxy statement. These grants were awarded on December 20, 2013 in recognition of the respective NEO’s performance during fiscal 2013.
2015 Options. In December 2014, the Compensation Committee granted stock options to each of the NEOs in recognition of their fiscal 2014 performance, in order to further the Compensation Committee’s objectives, as set forth above. These grants were awarded on December 19, 2014.
The following table sets forth the number of stock options granted on December 19, 2014, in recognition of the respective NEOs' performance in fiscal 2014. Such grants were made as of December 19, 2014 and have an exercise price of $32.49. Because they were granted in fiscal 2015, the grants below will be reflected in the executive compensation tables in next year’s proxy statement.

Option Grant for 2014 Performance

Robert I. Toll	100,000
Douglas C. Yearley, Jr.	160,000
Richard T. Hartman	43,000
Martin P. Connor	34,000
Performance-Based RSUs
Starting in fiscal 2012, the Committee has awarded performance-based RSUs (“Performance RSUs”) to each of the NEOs in addition to granting stock options as described above. The Compensation Committee chose to award Performance RSUs based on the recommendation of the Committee’s independent compensation consultant to utilize a medium-term equity award tied to pre-established performance metrics, in addition to option awards, to further encourage our growth and profitability.
For performance in fiscal 2014, the Compensation Committee retained home building margin and units delivered as performance metrics, but replaced operating income with pre-tax income (excluding impairments and other items considered non-recurring in nature to be weighted equally with the other two performance metrics. In making this determination, the Committee considered that the inclusion of pre-tax income would add a metric that would measure operating profitability as well as the Company’s performance in its joint venture and non-home building activities. The Compensation Committee selected the number of units delivered as one of the performance metrics because it is a measure of growth, and it selected home building margin because it measures profitability and efficiency.
Each performance metric has a minimum threshold level, which, if achieved, would earn 90% of the Performance RSUs allocated to that metric; a target level, which, if achieved, would earn 100% of the Performance RSUs allocated to that metric; and a maximum level, which, if achieved, would earn 110% of the Performance RSUs allocated to that metric. To the extent that actual performance results fall between these levels, the Performance RSUs earned would be determined proportionately between those levels. The three performance metrics are weighted evenly in determining a blended average to calculate the payout for the Performance RSUs. If the minimum threshold performance level of 90% is not achieved, no award is made.
The payout for the 2014 Performance RSUs is set forth below under “2014 Performance-Based RSUs.” For fiscal 2013 performance, our NEOs earned 108.13%, 101.66%, and 104.60% of the 2013 Performance RSUs allocated to achievement of income from operations (which preceded pre-tax income as a performance measure), home building margin, and units delivered, respectively. For fiscal 2012 performance, our NEOs earned 110%, 110%, and 109.53% of the 2012 Performance RSUs allocated to achievement of income from operations, home building margin, and units delivered, respectively.
If the minimum performance criteria have been met, each Performance RSU is subject to vesting in equal annual amounts over four years from the date of grant and the Performance RSUs will not be delivered until the end of the four-year service vesting period, except that in the event of termination of service, the NEO would be entitled to receive shares underlying vested Performance RSUs. Shares subject to Performance RSUs held by an NEO fully vest and all restrictions immediately lapse upon a NEO’s termination of his employment due to death or disability. In addition, all shares subject to Performance RSUs fully vest and all restrictions lapse upon a change of control of the Company. See “Potential Payments upon Termination or Change of Control” on page 48 of this proxy statement.
2014 Performance-Based RSUs. In December 2013, the Compensation Committee granted 2014 Performance RSUs relating to target levels of 133,667 shares to Mr. Toll; 100,000 shares to Mr. Yearley, 30,000 shares to Mr. Hartman; and 25,000 shares to Mr. Connor, respectively. The 2014 Performance RSUs were divided equally into three performance metrics: pre-tax income, home building margin, and units delivered.
The minimum, target, and maximum levels for the three 2014 Performance RSU metrics, as well as actual fiscal 2014 performance, are set forth below.

2014 Performance Metric	Minimum (90%)	Target (100%)	Maximum (110%)	Fiscal 2014 Actual

Pre-tax Income (1)	$458,389,800	$509,322,000	$560,254,200	$558,438,000
Home Building Margin (1)(2)	23.90%	26.56%	29.22%	25.97%
Units Delivered	5,040	5,600	6,160	5,397

(1)	The following items, to the extent disclosed in a press release or conference call, are excluded from these performance metrics:

•	Restructuring and severance costs pursuant to a plan approved by the Board, CEO and/or President and COO

•	Gains or losses from litigation or claims, natural disasters, terrorism, fraud, or fraud investigations

•	Effect of changes in laws, regulations, or accounting principles

•
The gain or loss from the sale or discontinuance of a business segment, division, or unit and the budgeted, unrealized earnings before interest, taxes, depreciation, and amortization (EBITDA) for this business segment, division, or unit

•	Extraordinary items as defined by generally accepted accounting principles or non-recurring items
In addition, the following items are also excluded from these performance metrics:

•	Write down or impairment of assets or joint venture investments

•	Stock based compensation overages or underages compared to budget

•	Out-of-period charges or credits

•	Expense of an acquisition

•	Gains or losses from derivative transactions

(2)	Defined as home building cost of sales, excluding interest expense, as a percentage of home building revenue
In December 2014, the Compensation Committee determined the level of the performance criteria that had been met for the 2014 Performance RSUs awarded in December 2013. Because the 2014 Performance RSU pre-tax income performance metrics incorrectly included $17.5 million of expenses associated with the Shapell acquisition, the Compensation Committee exercised its negative discretion to reduce the payout under these awards to correspond to the amount that would have been earned if these expenses had not been included. The Compensation Committee determined that the percent achieved for pre-tax income, home building margin, and units delivered was 106.00%, 97.78% and 96.38%, respectively, and the payout for the 2014 Performance RSUs, based on a blended average of the metrics, would be at 100.05% of target.
Based on this payout at 100.05% of target, our NEOs earned the following numbers of 2014 Performance RSUs: Mr. Toll – 133,736; Mr. Yearley – 100,051; Mr. Hartman – 30,015; and Mr. Connor – 25,012. One-fourth of the 2014 Performance RSUs vested on December 20, 2014, the first anniversary of the grant date and the remaining three-fourths of these RSUs remain subject to service-based vesting.
2015 Performance-Based RSUs. In December 2014, the Compensation Committee approved the grant of Performance RSUs for fiscal 2015 performance, subject to achievement of the award performance metrics in fiscal 2015, relating to the target levels of 133,667 shares to Mr. Toll; 100,000 shares to Mr. Yearley; 30,000 shares to Mr. Hartman; and 25,000 shares to Mr. Connor. The Committee determined that it would retain pre-tax income, home building margin, and units delivered as the performance metrics for the 2015 Performance RSUs.
Benefits and Perquisites
We provide all of our employees (after 60 days of service with us), including our NEOs, with specified employee benefits programs. These include the opportunity to save for retirement through the Toll Brothers 401(k) Savings Plan (the “401(k) Plan”) and various health and welfare benefit programs, including medical, dental, life insurance, and long-term disability insurance. The 401(k) Plan is a qualified retirement savings plan under the Code. Participants in the 401(k) Plan may contribute a portion of their compensation, subject to IRS regulations and specified limitations applicable to “highly compensated employees,” as such term is defined in the Code. After a year of service, we may match a portion of each participant’s contribution and also may make an annual discretionary contribution to each active participant’s account. All of the NEOs were participants in the 401(k) Plan during fiscal 2014. We share the cost of the above programs with our employees. Our NEOs participate in these programs on the same terms as our other employees. These programs are intended to promote the health and financial security of our employees and are provided at competitive market levels to attract, retain, and reward employees.
Supplemental Executive Retirement Plan
We also maintain a SERP, which provides retirement benefits to our NEOs. The Board’s intention when adopting the SERP was to provide competitive retirement benefits, to protect against reductions in retirement benefits due to tax law limitations on qualified plans, and to encourage continued employment or service with the Company. For a discussion of the material terms of the SERP, please see “Executive Compensation Tables—Pension Benefits During Fiscal 2014—Supplemental Executive Retirement Plan.”
During fiscal 2014, the Compensation Committee amended the SERP to eliminate the 20-year service requirement, except that a participant would have to be employed for five years in order to receive a death or disability benefit under the SERP. The Compensation Committee made such revision out of concern that the 20-year service requirement might compromise the Company’s ability to attract senior lateral hires. In December 2014, the Compensation Committee determined to increase the SERP annual benefit payable to Mr. Yearley to $200,000 from $175,000, and to increase the SERP annual benefit payable to Mr. Hartman and Mr. Connor to $145,000 from $125,000. The Compensation Committee took into consideration the use of the SERP to encourage retention of the Company’s NEOs. The annual benefit amounts to our NEOs under the SERP as of the end of fiscal 2014 are set forth in the table below under “Executive Compensation Tables—Pension Benefits During Fiscal 2014—Supplemental Executive Retirement Plan.”
Perquisites
Perquisites did not constitute a material portion of the compensation paid to our NEOs for fiscal 2014. We provide our NEOs with limited perquisites and personal benefits that the Compensation Committee believes are consistent with our executive compensation philosophy and objectives. Each fiscal year, the Compensation Committee reviews and approves those perquisites that are to be provided to our NEOs. The Compensation Committee believes the perquisites for fiscal 2014, which included auto and gas allowances, insurance, and tax and financial statement preparation assistance, as more fully described in the footnotes to the Summary Compensation Table in this proxy statement, are reasonable, consistent with our past practices, and consistent with general practices in our industry.
Deferred Compensation Plan
The Toll Bros., Inc. Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”) was designed to enable certain management and highly compensated employees, including our NEOs, to defer a portion of their cash compensation during any calendar year. In December 2014, the Company amended and restated the Deferred Compensation Plan (the "2015 Plan"), which had been frozen for compensation earned after December 31, 2011, to enable employees to defer a portion of their cash compensation starting in January 1, 2015. Any amounts deferred prior to January 1, 2015, which are not re-deferred under the 2015 Plan, will continue to be governed by the terms of the Deferred Compensation Plan in effect prior to January 1, 2015. Mr. Hartman is the only NEO who participated in the Deferred Compensation Plan prior to January 1, 2015. We have the right under the Deferred Compensation Plan to make discretionary contributions for the benefit of any participant in the plan. We did not make any discretionary contributions under the Deferred Compensation Plan in fiscal 2014.
Interest earned during fiscal 2014 on NEO deferred compensation that is considered above-market interest under SEC rules is included under “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table in this proxy statement, and further information about NEO deferred compensation is contained in the Nonqualified Deferred Compensation During Fiscal 2014 table in this proxy statement.

Other Compensation Practices and Policies
Employment Agreements, Change of Control Provisions and Severance Payments
None of our NEOs has an employment agreement with us. We do not have a severance plan for our NEOs. We have no change of control agreements relating to employment benefits or additional benefits that arise simply from a change of control or severance related thereto; however, under our equity compensation plans and our SERP, awards and benefits are generally subject to special provisions upon a defined “change of control” transaction. Upon a change of control, any outstanding options, RSUs, deferred cash, or other plan awards will generally immediately vest, and any restrictions will immediately lapse. Under the SERP, if there is a change of control of the Company, all participants in the SERP would be fully vested in their SERP benefits and potentially eligible for a lump sum payout. See “Potential Payments upon Termination or Change of Control” on page 48 of this proxy statement.
Stock Ownership Guidelines
We maintain stock ownership guidelines pursuant to which our executive officers and non-management directors are expected to acquire a meaningful level of stock ownership in the Company so as to further align their interests with those of our stockholders. Under the guidelines, the executive officers and non-management directors are expected to own shares equivalent in value to a multiple of his or her base salary or annual cash retainer, as applicable, as set forth below:

Position	Multiple

Executive Chairman and CEO	3.0 x base salary
Other Executive Officers	1.0 x base salary
Directors	3.0 x annual cash retainer
Executive officers and directors are expected to achieve compliance with these levels of ownership within the later of five years from adoption of the guidelines in December 2012, or the date he or she assumes the position of executive officer or director, and may not sell net shares of stock received upon the exercise of stock options (that is, shares other than those sold to pay withholding taxes, brokerage fees, and the exercise price) unless and until he or she has met these required levels of ownership.
On an annual basis, the Governance Committee reviews adherence to the stock ownership guidelines. For purposes of the guidelines, the following are included as “owned”:

•
shares of stock owned by the executive officer or director, including shares held in a trust controlled by the executive officer or director, by a spouse or by minor children that are deemed beneficially owned by the executive officer or director under Rule 13d-3 under the Exchange Act;

•	one-third of the shares underlying vested stock options that were “in the money” at the beginning of the fiscal year of review; and

•	shares of stock underlying vested performance stock units, RSUs, and restricted stock awards, regardless of provisions relating to delivery.
Specifically excluded from ownership under the guidelines as “owned” shares are any shares of stock or other equity-based awards which are pledged as collateral for a loan to a third party so long as such pledge remains in effect.
If an executive officer or director satisfies these guidelines, they are generally deemed satisfied for subsequent annual review periods, regardless of decreases in the Company’s stock price so long as the executive officer or director continues to hold the shares originally included in determining compliance. At the time of the Governance Committee's review of adherence to the stock ownership guidelines in December 2014, each NEO and director had achieved a stock ownership level in excess of the applicable level set forth above.
Anti-Hedging Policy
We have an insider trading policy that sets forth guidelines and restrictions applicable to employees’ transactions involving our stock. Among other things, this policy prohibits our employees from engaging in puts, calls, or similar options on our stock or in any derivative equity securities of the Company, or selling our stock short. In addition, this policy prohibits directors and executive officers from entering into hedging arrangements with respect to our equity securities that are designed to offset or reduce the risk of price fluctuations in the underlying security (such as covered calls, collars, or other transactions that sever the ultimate alignment with our stockholders’ interests).
Pledging Policy
In fiscal 2013, the Governance Committee adopted a policy that prohibits any pledging of the Company’s equity securities by executive officers and directors with limited exceptions. At the time it established this policy, the Governance Committee considered the particular circumstances of Mr. Robert I. Toll and Mr. Bruce E. Toll as co-founders of the Company with substantial ownership of the Company’s equity securities and included specific exceptions for the two co-founders.
Subsequent to the adoption of the policy, the Governance Committee and Mr. Bruce E. Toll have agreed that he will not increase the aggregate number of shares of Company stock he has pledged, and the Governance Committee revised the Company’s pledging policy in January 2014 to reflect this agreement. With respect to Mr. Robert I. Toll, any increase in the aggregate number of shares of Company stock that he has pledged is prohibited under the policy except in situations, and on conditions, pre-approved by the Company’s General Counsel. Approvals will be based on the particular facts and circumstances of the request, including, but not limited to:

•	the percentage of the individual’s equity holdings that are currently pledged;

•	the percentage of the Company’s outstanding class of equity securities represented by the number of securities of that class being pledged;

•	the market value of the securities being pledged and the total market value of the Company’s outstanding equity securities;

•	the historical trading volume of the Company’s equity securities; and

•	any compelling needs of the individual justifying the pledge transaction under the circumstances.
The General Counsel’s decisions are reviewed by the Governance Committee.
As a result of this policy, no executive officer or director, other than Mr. Robert I. Toll and Mr. Bruce E. Toll, has Company shares that are pledged as of the date of this proxy statement. The number of shares pledged by Mr. Robert I. Toll and Mr. Bruce E. Toll as of the Record Date represents 2.8% and 1.8%, respectively, of the Company’s outstanding stock. The Governance Committee continues to monitor and seek reductions in the shares pledged by the Company’s co-founders.
Tax and Accounting Implications
Tax Regulations. Section 162(m) of the Code generally disallows a tax deduction to a public company for compensation over $1 million paid to specified “covered employees” (its chief executive officer and to any of its three other most highly-compensated executive officers other than its chief financial officer). Performance-based compensation will not be subject to the deduction limitation if specified requirements set forth in the Code and applicable Treasury Regulations are met. We intend to structure our compensation plans for our NEOs to comply with the performance-based compensation exemption requirements of Section 162(m) of the Code; however, since corporate objectives may not always be consistent with the requirements for full deductibility, the Board and the Compensation Committee may award non-deductible compensation to our NEOs as they deem appropriate. Our Senior Officer Plan, stock option grants, and Performance RSUs are currently designed to be tax deductible under Section 162(m).
Accounting Considerations. When making decisions about executive compensation, the Compensation Committee considers the accounting implications of the various elements of our compensation program, including the impact on our financial results and the dilutive impact to stockholders of various forms of compensation. For equity compensation grants, ASC 718 requires us to recognize compensation expense for all share-based payment arrangements based upon the grant date fair value of those awards and period of vesting. The aggregate expense estimated to be recognized over the period of vesting is included in the Summary Compensation Table contained in this proxy statement as part of the NEOs’ total compensation in the fiscal year of the grant. This number, while required by the SEC rules and important for understanding the impact of granting equity on our financial statements, may not accurately represent the value received by the NEO.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with our management the Compensation Discussion and Analysis section of this proxy statement. Based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2014.
Respectfully submitted by the members of the Compensation Committee of the Board of Directors.
Carl B. Marbach (Chair)
Stephen A. Novick
Paul E. Shapiro

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)

Robert I. Toll	2014	1,000,000	4,699,732	1,302,000	1,500,000	368,131	163,356	9,033,219
Executive Chairman of the Board	2013	1,000,000	5,049,939	1,351,000	1,500,000	—	124,045	9,024,984
	2012	1,057,692	4,100,000	878,000	2,500,000	816,478	94,173	9,446,343
Douglas C. Yearley, Jr.	2014	1,000,000	3,516,000	3,016,230	2,300,000	198,902	40,922	10,072,054
Chief Executive Officer	2013	1,000,000	3,778,000	2,494,500	2,200,000	57,070	33,744	9,563,314
	2012	1,000,000	2,255,000	1,281,600	2,000,000	334,339	32,249	6,903,188
Richard T. Hartman	2014	991,667	1,054,800	796,740	800,000	163,969	31,079	3,838,255
President and Chief Operating Officer	2013	936,538	1,133,400	665,200	550,000	206,804	30,707	3,522,649
	2012	866,154	102,500	320,400	500,000	245,482	28,153	2,062,689
Martin P. Connor	2014	841,667	879,000	626,010	800,000	142,288	24,635	3,313,600
Chief Financial Officer	2013	780,769	944,500	498,900	500,000	69,143	23,765	2,817,077
	2012	690,385	451,000	213,600	400,000	229,476	20,019	2,004,480

(1)
These columns present the aggregate grant date fair value of RSUs and stock options, respectively, granted in the indicated fiscal year, calculated in accordance with ASC 718 utilizing the assumptions discussed in Note 10 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended October 31, 2014, excluding the effect of estimated forfeitures. The amounts shown in these columns do not reflect compensation actually received by the NEOs. The actual value, if any, that a NEO may realize from an award is contingent upon the satisfaction of the conditions to vesting in that award, including performance conditions in the case of Performance RSUs, and, for stock options, upon the excess of the share price over the exercise price, if any, on the date the options are exercised. Thus, there is no assurance that the value, if any, eventually realized by the NEOs will correspond to the amount shown in the table.

With respect to the Performance RSUs granted in fiscal 2014, the estimate of the grant date fair value determined in accordance with ASC 718 assumes the vesting of 100% of the RSUs granted. Assuming the highest level of performance is achieved (which would result in the vesting of 110% of the RSUs granted), the aggregate grant date fair value of the RSUs set forth in the stock awards column above for fiscal 2014 would be: Mr. Toll—$5,169,705; Mr. Yearley—$3,867,600; Mr. Hartman—$1,160,280; and Mr. Connor—$966,900. The actual performance achieved for fiscal 2014 resulted in 100.05% of the Performance RSUs granted being earned, subject to service-based vesting.

(2)
The annual incentive bonuses for Messrs. Toll, Yearley, Hartman, and Connor for fiscal 2014 were earned based upon the terms of the Senior Officer Plan, as described on pages 33 to 34 of this proxy statement.

(3)
The amounts in this column represent the increase in the actuarial present value of accumulated benefits under the SERP for each NEO and the amount of above-market interest earned on their respective balances, if applicable, in the Deferred Compensation Plan. Messrs. Toll, Yearley, and Connor did not participate in the Deferred Compensation Plan during the fiscal years indicated in the table above. The amounts attributed to the increase or decrease in actuarial present value of SERP benefits and above-market interest on deferred compensation are as follows (see also the Pension Benefits During Fiscal 2014 table on page 46 of this proxy statement):

Name	Fiscal Year	Increase (Decrease) in Actuarial Present Value of Accumulated SERP Benefits ($)	Above-Market Interest Earned on Deferred Compensation	Total ($)
Robert I. Toll	2014	368,131	N/A	368,131
	2013	(1,093,566)	N/A	(1,093,566)
	2012	816,478	N/A	816,478
Douglas C. Yearley, Jr.	2014	198,902	N/A	198,902
	2013	57,070	N/A	57,070
	2012	334,339	N/A	334,339
Richard T. Hartman	2014	139,583	24,386	163,969
	2013	172,414	34,390	206,804
	2012	213,453	32,029	245,482
Martin P. Connor	2014	142,288	N/A	142,288
	2013	69,143	N/A	69,143
	2012	229,476	N/A	229,476

(4)	Fiscal 2014 “All Other Compensation” consists of:

	Fiscal 2014
	Robert I. Toll	Douglas C. Yearley, Jr.	Richard T. Hartman	Martin P. Connor
Payments for tax and financial statement preparation assistance	$94,093	$8,359	$—	$—
Contribution to 401(k) Plan	10,300	10,300	10,300	10,342
Life and disability insurance premiums (5)	17,027	3,723	4,759	4,010
Auto and gas allowance	19,500	15,900	15,900	9,900
Non-business use of Company cars and drivers	22,436	2,640	120	383
Total	$163,356	$40,922	$31,079	$24,635

(5)
Includes annual premiums for: annual life, accidental death and dismemberment, and long term disability insurance provided to all employees; supplemental long-term disability insurance provided to executives; and an executive life insurance policy for Mr. Toll for which the Company pays $13,400 for the term component.

Grants of Plan-Based Awards During Fiscal 2014

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exer- cise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Action Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert I. Toll			(5)	(6)	8,500,000
	12/20/2013	12/5/2013				120,300	133,667	147,034				4,699,732
	12/20/2013	12/5/2013								100,000	35.16	1,302,000
Douglas C. Yearley, Jr.			(5)	(6)	8,500,000
	12/20/2013	12/5/2013				90,000	100,000	110,000				3,516,000
	12/20/2013	12/5/2013								159,000	35.16	3,016,230
Richard T. Hartman			(5)	(6)	8,500,000
	12/20/2013	12/5/2013				27,000	30,000	33,000				1,054,800
	12/20/2013	12/5/2013								42,000	35.16	796,740
Martin P. Connor			(5)	(6)	8,500,000
	12/20/2013	12/5/2013				22,500	25,000	27,500				879,000
	12/20/2013	12/5/2013								33,000	35.16	626,010

(1)
The Compensation Committee met on December 5, 2013 and made determinations regarding stock option grants for fiscal 2013 performance and Performance RSU grants relating to performance to occur during fiscal 2014. All grants of equity compensation were made on December 20, 2013, which is consistent with our practice of awarding equity compensation described under “Compensation Discussion and Analysis—Long-Term Incentive Compensation Decisions.”

(2)
Reflects Performance RSUs the Compensation Committee awarded to our NEOs under the Toll Brothers, Inc. Amended and Restated Stock Incentive Plan for Employees (2007) at its meeting on December 5, 2013. See “Compensation Discussion and Analysis—Long-Term Incentive Compensation Decisions—Performance-Based RSUs” for further information.

(3)
See “Compensation Discussion and Analysis—Long-Term Incentive Compensation Decisions—Stock Options” for a discussion of these option grants. The exercise price of the options granted in fiscal 2014 is the closing price of our common stock on the grant date.

(4)
Amount represents the aggregate grant date fair value of RSUs and stock options, respectively, granted in fiscal 2014, calculated in accordance with ASC 718 utilizing the assumptions discussed in Note 10 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended October 31, 2014. The calculation of these amounts disregards the estimate of forfeitures related to time-based vesting conditions. With respect to the Performance RSUs, the estimate of the grant date fair value determined in accordance with ASC 718 assumes the vesting of 100% of the RSUs awarded.

(5)
Awards to Messrs. Toll, Yearley, Hartman, and Connor were made pursuant to the terms of the Senior Officer Plan. The plan does not include a threshold amount; awards in any fiscal year could be as low as $0.

(6)
The Senior Officer Plan does not include a target amount and, when the Compensation Committee met on December 5, 2013 to establish performance goals for fiscal 2014 for each of Messrs. Toll, Yearley, Hartman, and Connor, it did not establish a target amount for their awards. For a detailed discussion of the formula and criteria applied for such performance-based awards, see “Compensation Discussion and Analysis—Cash Compensation Decisions—Annual Incentive Bonus” in this proxy statement.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table
Please see the “Compensation Discussion and Analysis” section of this proxy statement for a detailed description of the fiscal 2014 salary, annual incentive bonus, and equity awards with respect to each NEO.

Outstanding Equity Awards at October 31, 2014

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (9)	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(10)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Robert I. Toll	12/20/2004	500,000			32.55	12/20/2014
	12/20/2005	250,000			35.97	12/20/2015
	12/20/2006	550,000			31.82	12/20/2016
	12/20/2007	550,000			20.76	12/20/2017
	12/20/2010	75,000	25,000	(1)	19.32	12/20/2020
	12/20/2011	50,000	50,000	(2)	20.50	12/20/2021	109,843	(5)	3,509,484
	12/17/2012	25,000	75,000	(3)	32.22	12/17/2022	105,060	(6)	3,356,667
	12/20/2013		100,000	(4)	35.16	12/20/2023	133,736	(7)	4,272,865
Douglas C. Yearley, Jr.	12/20/2007	16,250			20.76	12/20/2017
	7/18/2008	18,692			18.92	12/20/2014
	7/18/2008	9,007			18.92	12/20/2015
	7/18/2008	14,162			18.92	12/20/2016
	12/20/2008	17,500			21.70	12/20/2018
	12/20/2009	46,875			18.38	12/20/2019
	12/20/2010	90,000	30,000	(1)	19.32	12/20/2020
	12/20/2011	60,000	60,000	(2)	20.50	12/20/2021	60,414	(5)	1,930,227
	12/17/2012	37,500	112,500	(3)	32.22	12/17/2022	78,598	(6)	2,511,206
	12/20/2013		159,000	(4)	35.16	12/20/2023	100,051	(7)	3,196,629
Richard T. Hartman	12/20/2007	20,000			20.76	12/20/2017
	7/18/2008	11,176			18.92	12/20/2015
	7/18/2008	18,310			18.92	12/20/2016
	12/20/2008	20,000			21.70	12/20/2018
	12/20/2009	10,000			18.38	12/20/2019
	12/20/2010	7,500	2,500	(1)	19.32	12/20/2020	834	(8)	26,646
	12/20/2011	15,000	15,000	(2)	20.50	12/20/2021	2,746	(5)	87,735
	12/17/2012	10,000	30,000	(3)	32.22	12/17/2022	23,580	(6)	753,381
	12/20/2013		42,000	(4)	35.16	12/20/2023	30,015	(7)	958,979
Martin P. Connor	1/5/2009	10,000			22.18	1/5/2019
	12/20/2009	11,000			18.38	12/20/2019
	12/20/2010	15,000	5,000	(1)	19.32	12/20/2020
	12/20/2011	10,000	10,000	(2)	20.50	12/20/2021	12,083	(5)	386,052
	12/17/2012	7,500	22,500	(3)	32.22	12/17/2022	19,650	(6)	627,818
	12/20/2013		33,000	(4)	35.16	12/20/2023	25,012	(7)	799,133

Generally, unvested equity awards are canceled upon termination of employment with the Company, and the right to exercise vested stock options terminates within a specified period of time after termination of employment; however, under specified circumstances, such as retirement, death, disability, or a change of control, special vesting rules apply, as described below under "Potential Payments upon Termination or Change of Control."

(1)	100% of the options vest on December 20, 2014.

(2)	50% of the options vest on each of December 20, 2014 and 2015.

(3)	33.33% of the options vest on each of December 17, 2014, 2015, and 2016.

(4)	25% of the options vest on each of December 20, 2014, 2015, 2016, and 2017.

(5)	50% of the 2012 Performance RSUs vest on each of December 20, 2014, and 2015.

(6)	33.33% of the 2013 Performance RSUs vest on each of December 17, 2014, 2015, and 2016.

(7)	25% of the 2014 Performance RSUs vest on each of December 20, 2014, 2015, 2016, and 2017.

(8)	100% of the RSUs vest on December 20, 2014.

(9)	The options that are reflected in the above table as fully “exercisable” vested in equal installments on the first four anniversaries of the original grant date.

(10)	The market value was calculated based on the closing price of our common stock on the NYSE on October 31, 2014 of $31.95 per share.
Option Exercises and Stock Vested During Fiscal 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Robert I. Toll	—	—	289,941	10,132,692
Douglas C. Yearley, Jr.	16,306	203,907	156,406	5,453,125
Richard T. Hartman	23,313	480,015	13,398	457,242
Martin P. Connor	—	—	18,591	642,133

(1)
“Value Realized on Exercise” equals the difference between the closing price of our common stock on the NYSE on the various dates of exercise and the exercise price, multiplied by the number of shares of our common stock acquired upon exercise of the stock options.

(2)
"Number of Shares Acquired on Vesting" includes, in addition to Performance RSU awards and, in the case of Mr. Hartman, time-based RSU awards that vested and were promptly delivered in fiscal 2014 (a) the portion of the 2012 Performance RSU awards for these NEOs that vested on December 20, 2013 but will not be delivered until December 20, 2015, (b) the portion of the 2013 Performance RSU awards for these NEOs that vested on December 17, 2013 but will not be delivered until December 17, 2016, and (c) in the case of Mr. Hartman, time-based RSUs that vested on December 20, 2013 but were not delivered until January 19, 2015.

(3)
“Value Realized on Vesting” is based on the number of shares of our common stock underlying the RSUs that vested during fiscal 2014 multiplied by the closing price of our common stock on the NYSE on the vesting date.

Pension Benefits During Fiscal 2014
The following table provides information regarding the pension benefits for our NEOs under the SERP.

Name	Plan Name(1)	Number of Years of Credited Services (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Robert I. Toll	SERP	20.0	9,054,608	—
Douglas C. Yearley, Jr.	SERP	20.0	1,979,689	—
Richard T. Hartman	SERP	20.0	1,569,162	—
Martin P. Connor	SERP	5.8	1,230,847	—

(1)
In order to be vested in benefits under the SERP, participants generally must have reached age 62, except participants will be vested in SERP benefits in the event of death or disability prior to age 62 after five years of service.

(2)
For a description of the assumptions used in the calculation of the present value of plan benefits, see Note 13, “Employee Retirement and Deferred Compensation Plans” in the notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended October 31, 2014. The change in the actuarial present value of accumulated benefits under the SERP is due to a change in the discount rate used for actuarial purposes and the passage of time. We use the Citigroup yield curve as our discount rate for calculating the actuarial present value of accumulated SERP benefits. This rate was 3.04% for fiscal 2012, 3.97% for fiscal 2013, and 3.53% for fiscal 2014. When the discount rate decreases, as it did in fiscal 2012 and fiscal 2014, the actuarial present value of accumulated SERP benefits increases. When the discount rate increases, as it did in fiscal 2013, the actuarial present value of accumulated SERP benefits decreases.

Supplemental Executive Retirement Plan
The SERP, which is an unfunded plan, generally provides for an annual benefit, payable for 20 years following retirement, once a participant has reached “normal retirement age,” which is age 62 under the SERP. During fiscal 2014, the Compensation Committee amended the SERP to eliminate a 20-year service requirement, except that a participant would have to be employed for five years in order to receive a death or disability benefit under the SERP.
Beginning in fiscal 2008 and continuing through fiscal 2010, the SERP also provided for increases in annual retirement benefits to the NEOs for each year of service to the Company after age 62. Accordingly, for Mr. Toll, who had already reached retirement age under the SERP, on his birthday during fiscal 2008 through fiscal 2010, annual retirement benefits under the SERP increased by 10% of the applicable annual benefit amount (set forth below). In order to have been eligible for the annual increase in any given year, the NEO must have be employed by us on his birthday during such year, have completed 20 years of service with us on or prior to his birthday during such year, and have reached normal retirement age on or prior to his birthday during such year. During fiscal 2010, the Company discontinued any 10% increases beyond fiscal 2010; except the annual benefit amount for Mr. Yearley, Mr. Hartman, and Mr. Connor will be subject to such increase for the first three years of service to the Company after they reach age 62.
The original annual benefit amounts and the annual benefits to our NEOs under the SERP as of the end of fiscal 2014 are set forth in the table below:

Participant	Original Annual Benefit Amount	Annual Benefit Amount at October 31, 2014
Robert I. Toll	$500,000	$650,000
Douglas C. Yearley, Jr.	$150,000	$175,000
Richard T. Hartman	$100,000	$125,000
Martin P. Connor	$100,000	$125,000
Mr. Toll has reached normal retirement age and is, therefore, fully vested in his SERP benefits. Mr. Yearley, Mr. Hartman, and Mr. Connor have not reached normal retirement age and are not vested in their respective SERP benefits. Benefits under the SERP will cease if any participant competes with us following retirement.
Nonqualified Deferred Compensation During Fiscal 2014
Until January 1, 2015, no new contributions to the Deferred Compensation Plan by employees or NEOs are allowed for compensation earned after December 31, 2011. Under the Deferred Compensation Plan, NEOs could elect, six months prior to the end of the calendar year for which any bonus may be earned, to defer a portion of their cash compensation. Compensation that is deferred under the Deferred Compensation Plan earns various rates of return, depending on the length of time of the deferral. Interest rates are established by the board of directors of a wholly owned subsidiary that administers the Deferred Compensation Plan, and are reviewed and adjusted annually for new deferrals. When establishing interest rates, the directors of the subsidiary review the rates charged to us for borrowings, as well as interest rates generally available in the market. During fiscal 2014, interest rates for amounts deferred under the Deferred Compensation Plan ranged from 4% to 8%, based upon when the compensation was deferred and the length of time it had been or was to be deferred. For more information on the Deferred Compensation Plan, see “Compensation Discussion and Analysis—Benefits and Perquisites—Deferred Compensation Plan” in this proxy statement.

The table below provides information regarding contributions, earnings, and balances for our NEOs. Mr. Hartman is the only NEO who participated in the Deferred Compensation Plan (DCP). The table below also includes RSUs and Performance RSUs granted to our NEOs that have vested, but the delivery of which has been deferred pursuant to the terms of the awards under the Company's Amended and Restated Stock Incentive Plan for Employees (2007) (SIP).

Name	Plan	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Robert I. Toll	SIP	—	3,100,692	(278,154)	—	4,628,341
Douglas C. Yearley, Jr.	SIP	—	1,937,125	(163,045)	—	2,767,253
Richard T. Hartman	SIP	—	340,054	(21,303)	—	418,673
	DCP	—	—	123,491	—	2,402,969
Martin P. Connor	SIP	—	431,173	(34,509)	—	595,292

(1)
"Registrant Contributions in Last FY" column represents the value of (a) the portion of the 2012 Performance RSU awards for these NEOs that vested on December 20, 2013 but will not be delivered until December 20, 2015, (b) the portion of the 2013 Performance RSU awards for these NEOs that vested on December 17, 2013 but will not be delivered until December 17, 2016, and (c) the portion of time-based RSUs granted to Mr. Hartman that vested on December 20, 2013 but were not delivered until January 19, 2015, in each case based on the closing price of our common stock on the applicable vesting date.

(2)
“Aggregate Earnings in Last FY” column includes unrealized earnings/(losses) on (a) the 2012 Performance RSU awards and 2013 Performance RSU awards for these NEOs that have vested but will not be delivered until December 20, 2015 and December 17, 2016, respectively, and (b) time-based RSUs granted to Mr. Hartman that have vested but were not delivered until January 19, 2015.

This column also includes unrealized earnings on Mr. Hartman's account balance in the Deferred Compensation Plan, of which $24,386 represents above-market earnings and was accordingly reported as compensation in fiscal 2014 in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table on page 42 for Mr. Hartman.

(3)
“Aggregate Balance at Last FYE” column includes the value, based on the closing price of our common stock on October 31, 2014, of (a) the 2012 Performance RSU awards and 2013 Performance RSU awards for these NEOs that have vested but will not be delivered until December 20, 2015 and December 17, 2016, respectively, and (b) time-based RSUs granted to Mr. Hartman that have vested but were not delivered until January 19, 2015.

This column also includes the net balance of compensation that was earned and deferred by Mr. Hartman under the Deferred Compensation Plan in prior years and the interest accrued on such deferred amounts. In addition to the above-market earnings for fiscal 2014, above-market earnings in fiscal 2013 in the amount of $34,390 are reported as compensation paid to Mr. Hartman in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table.
Potential Payments upon Termination or Change of Control
None of our NEOs has an employment agreement with us, nor is any of them entitled to any sort of cash severance payment upon termination or separation from us. We do maintain equity compensation plans and retirement plans that provide for the continuation or acceleration of benefits in the event of specified separations from employment with us or a change of control of the Company.
The dollar amounts or dollar values of the potential payments or benefits to the NEOs in the event of a termination of employment or change of control of the Company are disclosed in the tables below. The amounts and values shown assume that such termination of employment or change of control occurred on October 31, 2014, the last business day of our 2014 fiscal year, and are based, as applicable, on a share price of $31.95, the closing price of our common stock on the NYSE on October 31, 2014. These amounts and values do not necessarily reflect the amounts and values that would be paid to the NEOs upon termination of employment or a change of control in the future. The actual amounts and values can only be determined at the time of such NEO’s separation or a change of control.
Below is a description of the assumptions that were used in creating the tables that follow. Unless otherwise noted, the descriptions of the payments below are applicable to all of the tables. In accordance with SEC regulations, we do not report in the tables below any amount to be provided to an NEO under any arrangement which does not discriminate in scope, terms or operation in favor of our NEOs and which is available generally to all salaried employees. We also do not report in the tables below any items disclosed in the Nonqualified Deferred Compensation During 2014 table above, or any distributions of plan balances under our 401(k) Plan. See “Compensation Discussion and Analysis—Benefits and Perquisites” for information about the 401(k) Plan.

Termination of Employment
Vesting of Long-Term Incentive Compensation Awards. Generally, unvested equity awards held by any of our employees, including the NEOs, are canceled upon termination of employment with the Company, and the right to exercise vested stock options terminates within a specified period of time (depending on the terms of the applicable grant documents and the manner of termination) after termination of employment; however, under specified circumstances, such as retirement, death, disability, or a change of control, special vesting rules apply, as described below. All equity awards, whether vested or unvested, held by an NEO terminate immediately upon a termination of employment for cause.
Special Vesting upon Retirement. With respect to stock options, if Messrs. Toll, Yearley, or Hartman retire from service with us after reaching age 62, each is entitled to continued vesting and exercisability of any unvested and/or unexercised options. Options do not automatically vest upon retirement, but will continue to vest on their normal vesting schedule as if the NEO were still employed by us. In addition, the NEO will have the remainder of the option term to exercise the option, rather than being forced to exercise within a specified period of time following retirement. This continued vesting and exercisability is conditioned upon the NEO refraining from competing with us at any time. The tables below do not reflect an amount for unvested options with respect to retirement because vesting is not accelerated at retirement. There is no accelerated vesting for shares subject to Performance RSUs upon retirement; all Performance RSUs that have not met the required vesting conditions are forfeited.
Special Vesting Upon Death or Disability. If an NEO’s employment with us terminates due to death or disability, he (or his estate) is entitled to continued vesting and exercisability of any unvested and/or unexercised options. Options do not immediately vest upon death or disability, but will continue to vest on their normal vesting schedule as if the NEO were still employed by us. In addition, the NEO (or his estate) will have the remainder of the option term to exercise the option, rather than being forced to exercise within a specified period of time following termination of employment. This continued vesting and exercisability are conditioned upon, in the event of the NEO’s disability, the NEO refraining from competing with us at any time. The tables below do not reflect an amount for unvested options with respect to termination due to death or disability because vesting is not accelerated upon these events.
Shares subject to Performance RSUs held by an NEO fully vest and all restrictions immediately lapse upon the NEO’s termination of his employment with us due to death or disability. The tables below include the value of previously unvested shares subject to performance-based RSUs that would vest and be delivered to the NEO if his employment with us terminated due to death or disability, based upon the closing price of our common stock on the NYSE on October 31, 2014.
Vesting of SERP Benefits. Under the SERP, participants become 100% vested in their retirement benefits once they reach age 62. As of October 31, 2014, Mr. Robert I. Toll had reached age 62 and, as a result, he was fully vested in his SERP benefits. The tables below do not include benefits payable to Mr. Toll under the SERP. If a participant has completed five years of service with us, upon his death or disability, he would become fully vested in his SERP benefits, and the benefits would be paid in bi-weekly installments over a 20-year period following the date on which he would have reached age 62. In addition, if a SERP participant is terminated by the Company without cause, he would become fully vested in his SERP benefits, and the benefits would be paid in bi-weekly installments over a 20-year period following the date on which he would have reached age 62. If a SERP participant is terminated for cause, all SERP benefits are subject to forfeiture, regardless of whether the participant is fully vested. See “Supplemental Executive Retirement Plan” and “Pension Benefits During Fiscal 2014” above.
Change of Control
Upon a change of control of the Company, all unvested outstanding stock options will fully vest and become exercisable. In addition, all shares subject to performance-based RSUs fully vest and all restrictions lapse. Under the SERP, if there is a change of control of the Company, all participants in the SERP would become fully vested in their SERP benefits (if not already fully vested) and be potentially eligible for a lump sum payout equal to the actuarial equivalent present value of their benefits as of the payment date. The tables below reflect the amounts of previously unvested performance-based RSUs that would have vested if a change of control had occurred on October 31, 2014. In addition, with respect to Messrs. Yearley, Hartman, and Connor, the tables below also reflect the benefits payable in a lump sum under the SERP as if a change of control had occurred on October 31, 2014. Mr. Toll is already fully vested in his SERP benefits.

Tables
Robert I. Toll
The following table describes the potential payments and benefits to Robert I. Toll upon termination of his employment or a change of control of the Company had such termination or change of control occurred on October 31, 2014.

	Termination of Employment ($)
Payments and Benefits	Voluntary(1)	Normal Retirement	Involuntary Not for Cause	Involuntary For Cause	Death	Disability	Change of Control
Accelerated vesting of unvested equity awards:
Stock options	—	—	—	—	—	—	888,250
RSU shares (2)	—	—	—	—	11,139,016	11,139,016	11,139,016
Payment of SERP benefits (3)	—	—	—	—	—	—	—
Total:	—	—	—	—	11,139,016	11,139,016	12,027,266

(1)	For purposes of this table, “Voluntary” means a termination of employment that is not in accordance with our normal retirement policy, which includes an agreement not to compete with the Company.

(2)
See footnotes 5, 6, and 7 to the Outstanding Equity Awards at October 31, 2014 table in this proxy statement. Had Mr. Toll terminated his employment at October 31, 2014, the value of his shares subject to performance-based RSUs, based upon the closing price of our common stock on the NYSE on October 31, 2014 of $31.95, would have been $11,139,016.

(3)
The amount of Mr. Toll’s SERP benefits, in which he has already fully vested as described above, would be paid in bi-weekly installments over a 20-year period, except in the event of a change of control. Upon a change of control, the amount of the benefit shown would be paid in a single lump sum, equal to the actuarial equivalent present value of Mr. Toll’s SERP benefits as of the date of payment, unless prohibited by applicable tax regulations (see “Pension Benefits During Fiscal 2014”).

Douglas C. Yearley, Jr.
The following table describes the potential payments and benefits to Douglas C. Yearley upon termination of his employment or a change of control of the Company had such termination or change of control occurred on October 31, 2014.

	Termination of Employment ($)
Payments and Benefits	Voluntary(1)	Normal Retirement	Involuntary Not for Cause	Involuntary For Cause	Death	Disability	Change of Control
Accelerated vesting of unvested equity awards:
Stock options	—	—	—	—	—	—	1,065,900
RSU shares (2)	—	—	—	—	7,638,062	7,638,062	7,638,062
Payment of SERP benefits (3)	—	—	3,500,000	—	3,500,000	3,500,000	3,500,000
Total:	—	—	—	—	11,138,062	11,138,062	12,203,962

(1)	For purposes of this table, “Voluntary” means a termination of employment that is not in accordance with our normal retirement policy, which includes an agreement not to compete with the Company.

(2)
See footnotes 5, 6, and 7 to the Outstanding Equity Awards at October 31, 2014 table in this proxy statement. Had Mr. Yearley terminated his employment at October 31, 2014, the value of his shares subject to performance-based RSUs, based upon the closing price of our common stock on the NYSE on October 31, 2014 of $31.95, would have been $7,638,062.

(3)
The amount of the benefit shown would be paid in bi-weekly installments over a 20-year period, except in the event of a change of control. Upon a change of control, the amount of the benefit shown would be paid in a single lump sum, equal to the actuarial equivalent present value of Mr. Yearley’s benefits as of the date of payment, unless prohibited by applicable tax regulations (see “Pension Benefits During Fiscal 2014”).

Richard T. Hartman
The following table describes the potential payments and benefits to Richard T. Hartman upon termination of his employment or a change of control of the Company had such termination or change of control occurred on October 31, 2014.

	Termination of Employment ($)
Payments and Benefits	Voluntary(1)	Normal Retirement	Involuntary Not for Cause	Involuntary For Cause	Death	Disability	Change of Control
Accelerated vesting of unvested equity awards:
Stock options	—	—	—	—	—	—	203,325
RSU shares (2)	—	—	—	—	1,826,741	1,826,741	1,826,741
Payment of SERP benefits (3)	—	—	2,500,000	—	2,500,000	2,500,000	2,500,000
Total:	—	—	—	—	4,326,741	4,326,741	4,530,066

(1)	For purposes of this table, “Voluntary” means a termination of employment that is not in accordance with our normal retirement policy, which includes an agreement not to compete with the Company.

(2)
See footnotes 5, 6, 7, and 8 to the Outstanding Equity Awards at October 31, 2014 table in this proxy statement. Had Mr. Hartman terminated his employment at October 31, 2014, the value of his shares subject to RSUs, based upon the closing price of our common stock on the NYSE on October 31, 2014 of $31.95, would have been $1,826,741.

(3)
The amount of the benefit shown would be paid in bi-weekly installments over a 20-year period, except in the event of a change of control. Upon a change of control, the amount of the benefit shown would be paid in a single lump sum, equal to the actuarial equivalent present value of Mr. Hartman’s benefits as of the date of payment, unless prohibited by applicable tax regulations (see “Pension Benefits During Fiscal 2014”).

Martin P. Connor
The following table describes the potential payments and benefits to Martin P. Connor upon termination of his employment or a change of control of the Company had such termination or change of control occurred on October 31, 2014.

	Termination of Employment ($)
Payments and Benefits	Voluntary(1)	Normal Retirement	Involuntary Not for Cause	Involuntary For Cause	Death	Disability	Change of Control
Accelerated vesting of unvested equity awards:
Stock options	—	—	—	—	—	—	177,650
RSU shares (2)	—	—	—	—	1,813,003	1,813,003	1,813,003
Payment of SERP benefits (3)	—	—	2,500,000	—	2,500,000	2,500,000	2,500,000
Total:	—	—	—	—	1,654,653	1,654,653	4,535,628

(1)	For purposes of this table, “Voluntary” means a termination of employment that is not in accordance with our normal retirement policy, which includes an agreement not to compete with the Company.

(2)
See footnotes 5, 6, and 7 to the Outstanding Equity Awards at October 31, 2014 table in this proxy statement. Had Mr. Connor terminated his employment at October 31, 2014, the value of his shares subject to performance-based RSUs, based upon the closing price of our common stock on the NYSE on October 31, 2014 of $31.95, would have been $1,813,003.

(3)
The amount of the benefit shown would be paid in bi-weekly installments over a 20-year period, except in the event of a change of control. Upon a change of control, the amount of the benefit shown would be paid in a single lump sum, equal to the actuarial equivalent present value of Mr. Hartman’s benefits as of the date of payment, unless prohibited by applicable tax regulations (see “Pension Benefits During Fiscal 2014”).

AUDIT AND RISK COMMITTEE REPORT
As described under “Corporate Governance—Committees of the Board and Meetings—Audit and Risk Committee,” the Audit and Risk Committee of the Board oversees the Company’s financial reporting process on behalf of, and reports to, the Board. Company management has primary responsibility for preparation of the financial statements and the overall reporting process, including the Company’s system of internal control.
In fulfilling its oversight responsibilities, the Audit and Risk Committee reviewed and discussed the Company’s audited financial statements for the year ended October 31, 2014 with management, including a discussion of the quality of financial reporting, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit and Risk Committee also discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 16, as adopted by the Public Company Accounting Oversight Board, relating to communication with audit committees.
In addition, the Audit and Risk Committee received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit and Risk Committee concerning independence and discussed with Ernst & Young LLP its independence from the Company and the Company’s management.
Based on the reviews and discussions described in the preceding paragraphs, the Audit and Risk Committee recommended to the Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the fiscal year ended October 31, 2014 for filing with the SEC.
Respectfully submitted by the members of the Audit and Risk Committee of the Board of Directors.
Paul E. Shapiro (Chair)
Edward G. Boehne
Christine N. Garvey
Carl B. Marbach

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act and the regulations thereunder require certain of our officers, as well as our directors and persons who own more than 10% of a registered class of our equity securities (collectively, the “reporting persons”) to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of these reports. Based solely on our review of the copies of these reports and written representations we received from reporting persons, we believe that all filings required to be made by the reporting persons during or with respect to the period November 1, 2013 through October 31, 2014 were made on a timely basis. In November 2014, an inheritance of 778 shares received by Mr. Paul E. Shapiro in March 2003 was reported on a Form 5.
CERTAIN RELATIONSHIPS AND TRANSACTIONS
We have a written Related Party Transaction Policy (“Policy”), which provides guidelines applicable to any transaction, arrangement, or relationship between us and a related person that is or may be required to be disclosed pursuant to Item 404 of the SEC’s Regulation S-K (each, a “related person transaction”). Under the Policy, the Governance Committee is responsible for reviewing and determining whether to approve or ratify any related person transaction. In making its determination to approve or ratify a related person transaction, the Governance Committee considers such factors as:

•	the extent of the related person’s interest in the transaction;

•	if applicable, the availability of other sources of comparable products or services;

•	whether the terms of the related person transaction are no less favorable than terms generally available in unaffiliated transactions under like circumstances;

•	the benefit to us and whether there are business reasons for us to enter into the transaction;

•	the aggregate value of the transaction; and

•	any other factors the Governance Committee deems relevant.
The Policy requires that all proposed or potential related person transactions be reported to our legal department prior to consummation. The legal department is required to evaluate each transaction to determine if it is, in fact, a related person transaction and, if so, to report the transaction to the Governance Committee or its designee (the Chairperson or another member of the Governance Committee, or another committee of the Board) for review. The legal department maintains a list of all related persons and periodically distributes that list to our officers and employees to help facilitate compliance with the Policy and the proper reporting of proposed related person transactions. Under the Policy, all related person transactions that continue for more than one fiscal year are required to be reviewed and approved annually by the Governance Committee.
All transactions disclosed below were approved or ratified in accordance with the terms of the Policy.
During fiscal 2014, Mr. Robert I. Toll, Executive Chairman of the Board, paid approximately $367,011 to us for personal services, including administrative services, bookkeeping services, investment services, computer and related technology services, and associated office space. Such amounts were billed at competitive rates, and were paid throughout the year with monies deposited with us in advance by Mr. Toll.
Toll Brothers Realty LP (“Toll Realty LP”) is a partnership which effectively owns or controls the commercial real estate that comprises the assets of Toll Brothers Realty Trust (the “Trust”). We formed the Trust in 1998 to take advantage of commercial real estate opportunities. Toll Realty LP is effectively owned one-third by the Company; one-third by Mr. Robert I. Toll, Executive Chairman of the Board, Mr. Bruce E. Toll, Vice Chairman of the Board (and trusts established for the benefit of members of his family), Mr. Douglas C. Yearley, Jr., our Chief Executive Officer, and other current and former members of our senior management; and one-third by the Pennsylvania State Employees Retirement System. At October 31, 2014, our investment, under the Generally Accepted Accounting Principles, in Toll Realty LP and the Trust was $2,555,820. We earned fees from Toll Realty LP and the Trust of $2,830,285 in fiscal 2014 under the terms of various development, finance, and management services agreements. We believe that these transactions were on terms no less favorable than we would have agreed to with unrelated persons. Under such agreements, we also incur certain costs on behalf of Toll Realty LP and the Trust for which we are reimbursed by Toll Realty LP and the Trust. These fees and reimbursements were paid to us throughout the year.
During fiscal 2014, Mr. Bruce E. Toll paid approximately $94,465 to us for personal services, including administrative services, bookkeeping services, tax services, and computer and related technology services. Such amounts were billed at competitive rates, and were paid throughout the year with monies deposited with us in advance by Mr. Toll.
We are also party to an advisory and non-competition agreement with Mr. Bruce E. Toll. For information regarding this agreement, see “Director Compensation—Other Director Compensation Arrangements.”
STOCKHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS
Stockholders interested in submitting a proposal to be considered for inclusion in our proxy statement and form of proxy for the 2016 Annual Meeting of Stockholders may do so by following the procedures prescribed by Rule 14a-8 under the Exchange Act. To be eligible for inclusion, proposals must be submitted in writing and received by us at the address appearing on the cover page of this proxy statement on or before October 12, 2015.
A stockholder may wish to have a proposal presented at the 2016 Annual Meeting of Stockholders, but not to have the proposal included in our proxy statement and form of proxy relating to that meeting. Under Section 2-9 of our bylaws, no business may be brought before the annual meeting unless it is specified in the notice of meeting or is otherwise brought before the meeting at the direction of the Board, or by a stockholder entitled to vote who has delivered written notice to us (containing certain information specified in the bylaws about the stockholder and the proposed action) not less than 45 days or more than 75 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding year’s annual meeting—that is, with respect to the 2016 Annual Meeting of Stockholders, between November 26, 2015 and December 26, 2015.
Under Section 2-8 of our bylaws, any stockholder who wishes to submit a nomination for director to the Board must deliver written notice of the nomination within the time period set forth in the previous sentence and comply with the information requirements in the bylaws relating to stockholder nominations. These requirements are separate from and in addition to (a) the SEC requirements referenced above for inclusion of a stockholder proposal in our proxy statement and (b) the requirements set forth below for having our Governance Committee consider a person, who has been recommended by certain stockholders, for nomination as a director. If notice of any such proposal is not submitted in writing and received by us at the address appearing on the cover page of this proxy statement by the dates specified in our bylaws, then such proposal shall be deemed “untimely."
PROCEDURES FOR RECOMMENDING CANDIDATES FOR
NOMINATION TO THE BOARD OF DIRECTORS
In addition to the procedures outlined in Section 2-8 of our bylaws described above, the Governance Committee has adopted a policy permitting stockholders to recommend candidates for director under certain circumstances. The Governance Committee will only consider nominating a candidate for director who is recommended by a stockholder who has been a continuous record owner of at least 1% of our common stock for at least one year prior to submission of the candidate’s name and who provides a written statement that the holder intends to continue ownership of the shares through the annual meeting of stockholders. Notice must be given to the Governance Committee with respect to a stockholder nominee no more than 150 days and no less than 120 days prior to the anniversary date of this proxy statement.

HOUSEHOLDING INFORMATION
The SEC permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report to those stockholders. This process, which is commonly referred to as “householding,” is intended to reduce the volume of duplicate information stockholders receive and also reduce expenses for companies. While we do not utilize householding, some intermediaries may be householding our proxy materials and annual report. Once you have received notice from your broker or another intermediary that it will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.
If you hold your shares through an intermediary that sent a single proxy statement and annual report to multiple stockholders in your household, we will promptly deliver a separate copy of each of these documents to you if you send a written request to the Director of Investor Relations at our address appearing on the cover page of this proxy statement or call the Director of Investor Relations at (215) 938-8000. If you hold your shares through an intermediary that is utilizing householding and you want to receive separate copies of our annual report and proxy statement in the future, or if you are receiving multiple copies of our proxy materials and annual report and wish to receive only one, you should contact your bank, broker, or other nominee record holder.
SOLICITATION OF PROXIES
The enclosed form of proxy is being solicited by our Board. We will bear the cost of the solicitation of proxies for the Meeting, including the cost of preparing, assembling, and mailing proxy materials, the handling and tabulation of proxies received, and charges of brokerage houses and other institutions, nominees, and fiduciaries in forwarding such materials to beneficial owners. In addition to the mailing of the proxy materials, proxy solicitation may be made in person or by telephone, facsimile, or electronically by our directors, officers, or employees, or by a professional proxy solicitation firm that we engage.
ANNUAL REPORT ON FORM 10-K
We make available free of charge on our website, www.tollbrothers.com, our Annual Report on Form 10-K as filed with the SEC. We will provide without charge to each person whose proxy is being solicited by this proxy statement, upon written request, a copy of our Annual Report on Form 10-K as filed with the SEC for our most recent fiscal year. Such written requests should be directed to the Director of Investor Relations at our address appearing on the cover page of this proxy statement.
OTHER BUSINESS
The Board does not know of any other matters to be brought before the Meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.
By Order of the Board of Directors
Michael I. Snyder
Secretary
Horsham, Pennsylvania
January 30, 2015

Annex A
TOLL BROTHERS, INC.
SENIOR OFFICER BONUS PLAN
 1. Purpose.  The purpose of the Plan is to provide performance-based bonuses to the senior officers of the Company (as defined herein). The Plan is intended to provide an incentive for superior work and to motivate participating senior officers toward even higher achievement and business results, and to enable the Company to attract and retain highly qualified senior officers. The Plan is also intended to secure the full deductibility under the provisions of the Code (as defined herein) of the bonus compensation paid under the Plan to the Company’s Covered Employees (as defined herein).
 2. Definitions.
(a) “Award” shall mean the amount payable to a Participant hereunder with respect to any Performance Period.
(b) “Board of Directors” shall mean the Board of Directors of the Company.
(c) “Change of Control” shall be deemed to have occurred upon the earliest to occur of the following events: (i) the consummation of a plan or other arrangement pursuant to which the Company will be dissolved or liquidated; (ii) the consummation of a sale or other disposition of all or substantially all of the assets of the Company; (iii) the consummation of a merger or consolidation of the Company with or into another corporation, other than, in either case, a merger or consolidation of the Company in which holders of shares of the Common Stock immediately prior to the merger or consolidation will hold at least a majority of the ownership of common stock of the surviving corporation (and, if one class of common stock is not the only class of voting securities entitled to vote on the election of directors of the surviving corporation, a majority of the voting power of the surviving corporation’s voting securities) immediately after the merger or consolidation, which common stock (and, if applicable, voting securities) is to be held in the same proportion as such holders’ ownership of Common Stock immediately before the merger or consolidation; (iv) the date any entity, person or group, (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended), (other than (A) the Company or any of its subsidiaries or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (B) any individual person who, on the date the Plan is effective, shall have been the beneficial owner of at least ten percent (10%) of the outstanding Common Stock), shall have become the beneficial owner of, or shall have obtained voting control over, more than fifty percent (50%) of the outstanding shares of the Common Stock; or (v) the first day after the date this Plan is effective when directors are elected such that a majority of the Board of Directors shall have been members of the Board of Directors for less than twenty-four (24) months, unless the nomination for election of each new director who was not a director at the beginning of such twenty-four (24) month period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period
(d) “Code” shall mean the Internal Revenue Code of 1986, as amended.
(e) “Committee” shall mean the Executive Compensation Committee of the Board of Directors or such other committee as may be established by the Board of Directors for these purposes which shall consist solely of two or more Outside Directors.
(f) “Company” shall mean Toll Brothers, Inc., a Delaware corporation, and any successor thereto.
(g) “Covered Employee” shall mean, with respect to any fiscal year of the Company, each officer whose compensation for such fiscal year is required to be disclosed or may be required to be disclosed to stockholders in the proxy statement relating to the annual meeting of stockholders of the Company held during the next fiscal year pursuant to the executive compensation disclosure rules promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.
(h) “Outside Director” shall mean a member of the Board of Directors who (i) is not a current employee of the Company or any affiliate, (ii) is not a former employee of the Company or any affiliate who is receiving compensation for services (other than benefits under a tax-qualified retirement plan), (iii) was not an officer of the Company or any affiliate at any time, (iv) is not currently receiving compensation for services from the Company or any affiliate in any capacity other than as a member of the Board of Directors, (v) is a “Non-Employee Director” as

that term is defined in Rule 16b-3 under the Securities Exchange Act of 1934, and (vi) is an “Outside Director” as that term is defined under Section 162(m) of the Code.
(i) “Participant” shall mean, with respect to each Performance Period, each officer who has been designated by the Committee as a Participant in the Plan for such Performance Period.
(j) “Performance Goal” shall mean, with respect to a Performance Period, an objective performance goal or goals that have been established by the Committee, consistent with the express terms of the Plan, which must be met in order for any Award to be payable to any Participant in the Plan with respect to such Performance Period.
(k) “Performance Period” shall mean the Plan Year, or such other period which may be longer than or shorter than a single Plan Year, as may be established as a Performance Period by the Committee from time to time.
(l) “Plan” shall mean the Toll Brothers, Inc. Senior Officer Bonus Plan, as set forth herein and as may be amended from time to time.
(m) “Plan Year” shall mean the Company’s fiscal year, beginning on November 1 and ending on the next following October 31.
3. Term of Plan.  Subject to approval of the Plan by the stockholders of the Company, the Plan shall be in effect for the Plan Year ending October 31, 2010 and shall continue in subsequent Plan Years until terminated by the Board of Directors.
4. Eligibility and Participation.  Those senior officers of the Company who are designated as Participants in the Plan from time to time by the Committee shall be eligible to participate in the Plan. Prior to or at the time Performance Goals are established for a specified Performance Period, the Committee shall, at its sole discretion, designate in writing which senior officers are to be Participants in the Plan with respect to such Performance Period.
5. Establishment of Awards.  In connection with the grant of each Award, the Committee shall establish the Performance Period and one or more Performance Goals applicable to such Award, in accordance with the provisions of Section 6, below. During any Plan Year, the Committee may establish multiple Awards for any Participant in the Plan.
6. Performance Goals.
(a) Prior to or within the first ninety (90) days of a Performance Period (or, if the Performance Period is shorter than one year, within the first 25 percent of the Performance Period) the Committee shall establish in writing the duration of such Performance Period and, with respect to such Performance Period, one or more specific Performance Goals and an objective formula or method for computing the amount of Award payable to each Participant with respect to such Performance Period if such specified Performance Goals are attained.
(b) Performance Goals shall be based upon objective business criteria that take into account one or more of the following for the Company as a whole or any of its subsidiaries, operating divisions or other operating units: share price, market share, gross revenue, net revenue, net income, pre-tax income, pre-tax pre-bonus income, operating income, cash flow, earnings per share, debt ratings, debt-to-capital ratio, generation of cash, issuance of new debt, establishment of new credit facilities, retirement of debt, return on equity, return on assets, return on capital, return on revenues, attraction of new capital, gross homebuilding margin, net margin, pre-tax margin, total shareholder return, acquisition or disposition of assets, acquisition or disposition of companies, creation of new performance and compensation criteria for key personnel, recruiting and retaining key personnel, customer satisfaction, employee morale, acquisition or disposition of other entities or businesses, acquisition or disposition of assets, hiring of strategic personnel, development and implementation of Company policies, strategies and initiatives, creation of new joint ventures, new contracts signed, increasing the Company’s public visibility and corporate reputation, development of corporate brand name, overhead cost reductions, unit deliveries, savings, productivity, or any combination of or variations on the preceding business criteria. The Performance Goals established by the Committee based on the aforementioned business criteria may be measured, where the Committee deems appropriate, before or after any applicable unusual, unanticipated or non-reoccurring items, and may be measured in comparison to a budget approved by the Committee, a peer group established by the Committee or a stated target established by the Committee.
(c) The Performance Goals may be modified at the discretion of the Committee to take into account significant items or events and may be adjusted to reflect the opening or expanding of new geographic regions and the development of new business lines, unless the exercise of such discretion would be inconsistent with the requirements of the qualified performance-based compensation exemption of Section 162(m) of the Code and Treasury Regulations promulgated thereunder. In addition, to the extent consistent with the goal of providing for deductibility under Section 162(m) of the Code, Performance Goals may be based upon a Participant’s attainment of business objectives with respect to any of the criteria set forth in Section 6(b), or implementing policies and plans, negotiating transactions, developing long-term business goals or exercising managerial responsibility. Measurements of the Company’s or a Participant’s performance against the Performance Goals established by the Committee shall be objectively determinable and, to the extent applicable, shall be determined according to generally accepted accounting principles as in existence on the date on which the Performance Goals are established and without regard to any changes in such principles after such date.
(d) The establishment of Performance Goals under the Plan shall in all cases be implemented in a manner consistent with the requirements of the qualified performance-based compensation exemption of Section 162(m) of the Code and Treasury Regulations promulgated thereunder.
7. Determination of Awards.
(a) As soon as practicable following the end of a Performance Period, the Committee shall determine whether and to what extent the Performance Goal or Goals established for such Performance Period have been achieved, and shall certify such determination in writing, which certification may take the form of minutes of the Committee documenting such determination. In addition, the Committee shall calculate the amount of each Participant’s Award for such Performance Period based upon the levels of achievement of the relevant Performance Goals and the objective formula or formulae established for such purposes with respect to such Performance Period.
(b) The Committee shall have no discretion to increase the amount of any Participant’s Award above the maximum amount established for such Award pursuant to the objective formula or method described in Section 6(a), but may, in it absolute and sole discretion until an Award is finally determined under Section 7(a), determine to reduce the amount of any Award or totally eliminate such Award, where the Committee determines, at any time, and after taking into account such facts and circumstances as it deems relevant, that such a reduction or elimination is appropriate.
(c) The maximum amount payable with respect to any Participant with respect to any single Award shall not exceed $8.5 million (the “Award Cap”) and, in no event shall the maximum aggregate amount payable with respect to any Participant with respect to all of the Awards which have Performance Periods that end within any Plan Year exceed two times the Award Cap, regardless of the number of Awards established for such Participant which have Performance Periods that end within such Plan Year (the “Annual Payment Cap”). Any Award (or portion thereof) that is limited pursuant to the Annual Payment Cap shall not be paid. For purposes of determining whether Awards exceed the foregoing limits, in the event the Committee determines to pay any portion of an Award in shares of Company common stock, the value of such shares shall be determined as of the end of the Performance Period relating to the Award.
(d) The Committee shall have the right to determine whether an Award shall be paid or forfeited in the event of termination of employment by the Participant, prior to the end of the relevant Performance Period or payment of such Award to the Participant, due to death, disability, Change of Control of the Company, retirement in accordance with the Company’s (or a subsidiary’s) retirement policies, resignation pursuant to mutual written agreement, voluntary or involuntary termination in the absence of a mutual written agreement, or some other event.
8. Payment of Awards.
(a) Any Award payable under this Plan may be paid to the Participant (or to his or her estate after the Participant’s death) in cash, shares of Company common stock, or a combination of both, at the discretion of the Committee. To the extent an Award is paid in whole or in part in shares, the number of shares the Participant shall receive shall be determined by dividing the dollar amount of the Award (or relevant portion thereof) by the closing price of the Company’s common stock on the New York Stock Exchange on the last business day of the Performance Period relating to such Award. Payment of shares shall be under the terms of the Toll Brothers, Inc. Amended and Restated Stock Incentive Plan for Employees (2007), or any successor plan, and may be in the form of a restricted stock award, unrestricted stock award or stock units.

9. Other Terms and Conditions.
(a) No Award shall be paid under the Plan unless and until the material terms (within the meaning of Section 162(m)(4)(C) of the Code) of the Plan are disclosed to and approved by the Company’s stockholders.
(b) No person shall have any legal claim to be granted an award under the Plan and the Committee shall have no obligation to treat Participants uniformly. Except as may be otherwise required by law, any Award under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary. Any Award awarded under the Plan shall be payable from the general assets of the Company and no Participant shall have any claim with respect to any specific assets of the Company.
(c) Neither the Plan nor any action taken under the Plan shall be construed as giving any employee the right to be retained in the employ of the Company or any subsidiary or to maintain any Participant’s compensation at any level.
(d) The Company or any of its subsidiaries may deduct from any award any applicable withholding taxes or any amounts owed by the employee to the Company or any of its subsidiaries.
10. Administration.
(a) The Committee shall have full power and authority to administer and interpret the provisions of the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable.
(b) Except with respect to matters which under Section 162(m)(4)(C) of the Code are required to be determined in the sole and absolute discretion of the Committee, the Committee shall have full power to delegate to any officer or employee of the Company the authority to administer and interpret the procedural aspects of the Plan, subject to the Plan’s terms, including adopting and enforcing rules to decide procedural and administrative issues.
(c) The Committee may rely on opinions, reports or statements of officers or employees of the Company or any subsidiary thereof and of Company counsel (inside or retained counsel), public accountants and other professional or expert persons.
(d) The Board reserves the right to amend or terminate the Plan in whole or in part at any time. Unless otherwise prohibited by applicable law, any amendment required to conform the Plan to the requirements of Section 162(m) of the Code may be made by the Committee. No amendment may be made to the class of individuals who are eligible to participate in the Plan, the business criteria specified in Section 6(b) or to increase the maximum amount payable to any Participant as an Award Cap or Annual Payment Cap, as specified in Section 7(c), without stockholder approval unless stockholder approval is not required in order for the Award paid to a Covered Employee to constitute qualified performance-based compensation under Section 162(m) of the Code.
(e) No member of the Committee shall be liable for any action taken or omitted to be taken or for any determination made by him or her in good faith with respect to the Plan, and the Company shall indemnify and hold harmless each member of the Committee against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any act or omission in connection with the administration or interpretation of the Plan, unless arising out of such person’s own fraud or bad faith.
(f) The place of administration of the Plan shall be in the Commonwealth of Pennsylvania, and the validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the Commonwealth of Pennsylvania.

0

PROXY

TOLL BROTHERS, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

The undersigned stockholder of Toll Brothers, Inc. (the "Company"), revoking all previous proxies, hereby appoints ROBERT I. TOLL and DOUGLAS C. YEARLEY, JR., and each of them individually, as the attorney and proxy of the undersigned, with full power of substitution, to vote all shares of common stock of the Company which the undersigned would be entitled to vote if personally present at the 2015 Annual Meeting of Stockholders of the Company (the "Meeting") to be held at the offices of the Company, 250 Gibraltar Road, Horsham, Pennsylvania, on Tuesday, March 10, 2015, at 12:00 noon EDT, and at any adjournment or postponement thereof. Said proxies are authorized and directed to vote as indicated and as described below with respect to the matters specified on the reverse side.

This proxy is solicited on behalf of the Board of Directors. This proxy, when properly executed, returned and received by us prior to voting at the Meeting, will be voted in the manner directed herein by the undersigned. **If this proxy is properly executed, returned and received by us prior to voting at the Meeting without specific instructions, this proxy will be voted "FOR" all nominees under Proposal One, and "FOR" Proposals Two, Three and Four.** This proxy also delegates discretionary authority to vote with respect to any other business which may properly come before the Meeting or any adjournment or postponement thereof.

If you plan to attend the Meeting in person, please refer to the admission policy and procedures set forth in the proxy statement.

(Continued and to be signed on the reverse side.)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

TOLL BROTHERS, INC.

March 10, 2015

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:

The Company's proxy materials are available online at: https://materials.proxyvote.com/889478

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

21030303000000001000 7 031015

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL DIRECTOR NOMINEES NAMED BELOW AND "FOR" PROPOSALS TWO, THREE AND FOUR.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ **FOR ALL NOMINEES**

☐ **WITHHOLD AUTHORITY FOR ALL NOMINEES**

☐ **FOR ALL EXCEPT** (See instructions below)

NOMINEES:

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. The ratification of the re-appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the 2015 fiscal year.	☐	☐	☐
3. The approval, in an advisory and non-binding vote, of the compensation of the Company's named executive officers (say on pay).	☐	☐	☐
4. The approval of the Toll Brothers, Inc. Senior Officer Bonus Plan.	☐	☐	☐

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND 2014 ANNUAL REPORT OF TOLL BROTHERS, INC.

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.